UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
URBAN EDGE PROPERTIES
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
May 3, 2023
New York, NY

March 21, 2023
Dear Shareholder:
The Board of Trustees and officers of Urban Edge Properties join me in extending to you a cordial invitation to attend the 2023 annual meeting of our shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 3, 2023, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online. You can attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UE2023, where you will be able to participate in the Annual Meeting live, submit questions and vote. Please see the “Questions and Answers” section of this proxy statement for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform for the Annual Meeting.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 6, 2023. The E-proxy notice contains instructions regarding, among others, how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
If you are unable to attend the Annual Meeting, it is very important that your shares be represented and voted at the Annual Meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the Annual Meeting.
We appreciate your participation in our Annual Meeting.
Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2023

To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties, a Maryland real estate investment trust (“we” or the “Company”), to be held on Wednesday, May 3, 2023, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UE2023, where you will be able to listen to the Annual Meeting live, submit questions and vote. To join the Annual Meeting, you will need to have your 16-digit control number, which is included in the Notice (as defined below) and the proxy card sent to you or, if you are a beneficial owner who did not receive such number, may be obtained upon request to the broker, bank, or other nominee that holds your shares. Please see the “Questions and Answers” section of our definitive proxy statement in connection with the Annual Meeting, filed with the Securities and Exchange Commission on March 21, 2023 (the “Proxy Statement”), for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions, and technical details and support related to accessing the virtual platform for the Annual Meeting.
The Annual Meeting will be held for the following purposes:
1.	To elect the nine trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2024 and until their successors are duly elected and qualify;
2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement;
4.	To transact such other business as may properly come before the Annual Meeting, including any postponements or adjournments thereof.
We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 6, 2023. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of shareholders.
The Board of Trustees has fixed the close of business on March 6, 2023 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest (the “Common Shares”), as of the close of business on March 6, 2023 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement.
By Order of the Board of Trustees,
ROBERT C. MILTON III
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
New York, New York
March 21, 2023

i

ii

PROXY STATEMENT
QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet in connection with the solicitation of proxies by our Board of Trustees (the “Board”) for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held online on Wednesday, May 3, 2023, at 9:00 a.m. Eastern Time. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 6, 2023. If you received the Notice electronically, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice. Our shareholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and accompanying materials will be first sent and made available to shareholders is March 21, 2023.
How do I attend the virtual Annual Meeting?
The Annual Meeting will be held entirely online. Shareholders of record as of March 6, 2023, will be able to attend and participate online by accessing www.virtualshareholdermeeting.com/UE2023 using the log in instructions below. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.
Log in Instructions. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/UE2023. Shareholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 19, 2023, so that you can be provided with a control number and gain access to the Annual Meeting. If, for any reason, you are unable to locate your control number, you will still be able to join the virtual Annual Meeting as a guest by accessing www.virtualshareholdermeeting.com/UE2023 and following the guest log-in instructions; you will not, however, be able to vote or ask questions.
Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
Technical Assistance. Beginning 30 minutes prior to the start of and during the Annual Meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholdermeeting.com/UE2023.
Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our shareholders but also to other constituents. Such constituents will be able to attend the online platform for the Annual Meeting by accessing www.virtualshareholdermeeting.com/UE2023 and following the guest log-in instructions; they will not, however, be able to vote or ask questions.

What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:
•
Proposal 1: the election of the nine trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2024 and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and
In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?
The Board recommends that you vote your shares as follows:
•	Proposal 1: “FOR” the election of the nine trustee nominees named in this Proxy Statement;
•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;
•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and
What vote is required to approve the proposals?
Once a quorum is present, the following vote is required to approve each proposal:
•	Proposal 1: Each trustee nominee shall be elected by the affirmative vote of a majority of the votes cast with respect to that trustee nominee’s election.
•
Proposals 2 and 3: The ratification of the appointment of Deloitte & Touche LLP, and the non-binding advisory approval of the compensation of our named executive officers must each be approved by the affirmative vote of a majority of the votes cast on each proposal.

•	Other Items: The Board does not currently know of any other matters that may properly be brought before the Annual Meeting.
What is the quorum for the Annual Meeting?
The presence online or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. At the close of business on the record date, March 6, 2023, there were 117,561,409 Common Shares issued and outstanding. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:
•	Are present in person online at the Annual Meeting; or
•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 6, 2023 without notice other than announcement at the Annual Meeting.
Who is entitled to attend and vote at the Annual Meeting?
All shareholders of record as of the close of business on the record date for the Annual Meeting, are entitled to receive notice of, attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each Common Share you held of record as of the record date.

Voting at the Annual Meeting is limited to shareholders of record and beneficial owners of our Common Shares (see following question for relevant distinction). Beneficial owners are invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/UE2023 and may use their 16-digit control number to vote their shares. Non-shareholder constituents will be able to attend the online platform for the Annual Meeting by accessing www.virtualshareholdermeeting.com/UE2023 and following the guest log-in instructions; they will not, however, be able to vote or ask questions.
What is the difference between a shareholder of record and a beneficial owner?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares. In such case, the Notice, and if requested, the proxy materials, were sent directly to you by AST.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” In such case, the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/UE2023 and you may use your 16-digit control number to vote your shares.
If I am a shareholder of record, how do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:
•	Via the Internet. You may authorize a proxy to vote your shares via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice and the proxy card;
•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy to vote your shares by calling the toll free number found on the proxy card;
•	By Mail. If you received your proxy materials by mail, you may authorize a proxy to vote your shares by filling out the proxy card and sending it back in the envelope provided; or
•	Online. You may vote online by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/UE2023.
Telephone and Internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 2, 2023. If you authorize a proxy by mail to vote your shares, you must ensure proper completion and receipt of the proxy no later than May 2, 2023.
If I am a beneficial owner of shares held in street name, how do I vote?
If you own shares held by a broker, bank or other nominee organization you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/UE2023 and you may use your 16-digit control number to vote your shares. If your Common Shares are held in the name of your broker, bank or other nominee organization, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your Common Shares.
Can I change or revoke my proxy?
Yes. If you are a shareholder of record, you may revoke your proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by attending the Annual Meeting and voting online. Attendance online at the Annual Meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.

How are proxies voted?
Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Mark J. Langer, Robert C. Milton III and Genevieve Kelly have been designated as proxy holders for the Annual Meeting.
How are abstentions and broker non-votes treated?
If you are a beneficial owner whose shares are held of record by a bank, broker, or other similar nominee organization in street name, you must instruct the broker how to vote your shares. A “broker non-vote” occurs at a meeting at which there is at least one “routine” proposal on which brokers are permitted to vote and a bank, broker or other nominee organization holding shares for a beneficial owner does not vote on a particular proposal because it is a non-routine proposal and the holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only routine item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Therefore, if you hold your Common Shares in street name and you do not give the broker or nominee specific voting instructions on the election of the trustees or the advisory resolution to approve the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur.
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.
Who has paid for this proxy solicitation?
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.
Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Where can I find additional information?
Please refer to our website, which is located at www.uedge.com. Although the information contained on or available through our website is not part of this Proxy Statement, you can view additional information on the website, such as our corporate governance materials and SEC filings. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.
Current Board of Trustees
Our Board currently consists of ten trustees (together the “Trustees”, and each a “Trustee”). Each Trustee is elected annually for a term of one year and holds office until the next annual meeting and until a successor is duly elected and qualifies. Under our Bylaws, at a shareholder meeting to elect Trustees, the affirmative vote of a majority of the votes cast with respect to a nominee's election is sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

The following table sets forth the name, age, starting year and position for each of our current Trustees as of the date of this Proxy Statement, including the nine Trustee nominees for election at the Annual Meeting:
Name	Age	Trustee Since	Position
Jeffrey S. Olson	55	2014	Trustee (Chairman) and Chief Executive Officer
Mary L. Baglivo	65	2022	Independent Trustee
Steven H. Grapstein	65	2015	Independent Trustee
Steven J. Guttman	76	2015	Independent Trustee
Norman K. Jenkins	60	2021	Lead Independent Trustee
Kevin P. O'Shea	57	2014	Independent Trustee
Catherine D. Rice	63	2023	Independent Trustee
Steven Roth(1)	81	2015	Independent Trustee
Katherine M. Sandstrom	54	2022	Independent Trustee
Douglas W. Sesler	61	2020	Independent Trustee
(1)	Not up for re-election at the Annual Meeting. Following the Annual Meeting, our Board size will be reduced from ten to nine Trustees.

PROPOSAL 1 ELECTION OF TRUSTEES

In evaluating the suitability of trustee nominees, our Corporate Governance and Nominating Committee takes into account factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, diversity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
Nominees for Election to Term Expiring 2024
Jeffrey S. Olson, Mary L. Baglivo, Steven H. Grapstein, Steven J. Guttman, Norman K. Jenkins, Kevin P. O'Shea, Catherine D. Rice, Katherine M. Sandstrom and Douglas W. Sesler have been nominated to serve on the Board until our 2024 annual meeting of shareholders and until their respective successors are duly elected and qualify. The Board has no reason to believe that any such nominees will be unable, or will decline, to serve if elected. Each Trustee nominee will be elected by the affirmative vote of a majority of the votes cast with respect to that Trustee’s election.
Below is an overview of some key attributes of our nine nominees to the Board. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographies included in this Proxy Statement.

The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.
Jeffrey S. Olson Chairman and Chief Executive Officer Trustee Since: 2014 Age: 55
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. (“Equity One”) from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson received an M.S. in Real Estate from Johns Hopkins University and a B.S. in Accounting from the University of Maryland, and was previously a certified public accountant.

Mr. Olson’s qualifications to serve on our Board include his role as our Chief Executive Officer, his experience as chief executive officer and a board member of Equity One and general expertise in real estate operations, as well as his knowledge of the real estate investment trust (“REIT”) industry developed as an analyst covering many U.S. REITs. Mr. Olson currently serves as a Board Member of the National Association of Real Estate Investment Trusts (“NAREIT”).

Mary L. Baglivo Trustee Trustee Since: 2022 Age: 65
Mary L. Baglivo has served as a Trustee since September 1, 2022. Ms. Baglivo is a highly accomplished marketing and communications executive, with extensive experience in global marketing firm Chief Executive Officer roles, as well as higher education Chief Marketing Officer positions. Ms. Baglivo is currently a director at Host Hotels and Resorts (NASDAQ: HST), the largest hotel real estate investment trust, where she serves as Chair of the Culture and Compensation Committee and is a member of the Nominating, Governance and Corporate Responsibility Committee. Ms. Baglivo also serves as a director of Ruth’s Hospitality Group (NASDAQ: RUTH), where she is a member of the Compensation, Nominating and Corporate Governance Committee and Corporate Social Responsibility Committee. Ms. Baglivo's prior board experience includes PVH (Calvin Klein, Tommy Hilfiger), where she was actively engaged in the company's transformational growth via acquisitions and omni-channel innovation. She is actively involved in environmental, social and governance (“ESG”) initiatives, as a member of Corporate Responsibility Committees of Host Hotels and Resorts and Ruth’s Hospitality Group.

Ms. Baglivo’s qualifications to serve on our Board include her extensive leadership and marketing experience and her director roles and committee involvement in both the hospitality and retail industries.

Steven H. Grapstein Trustee Trustee Since: 2015 Age: 65
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Mr. Grapstein received a B.S. in Accounting from Brooklyn College (1979) and is a certified public accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a former Chairman of a Fortune 100 public company and service on multiple board committees.

Steven J. Guttman Trustee Trustee Since: 2015 Age: 76
Steven J. Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, a position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 65 properties with an excess of 7 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member of NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968 and a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Norman K. Jenkins Trustee Trustee Since: 2021 Age: 60
Norman K. Jenkins has served as a Trustee since November 22, 2021. Mr. Jenkins brings over 25 years of real estate and executive leadership experience. In 2009, he founded Capstone Development, LLC, a real estate company focused on the acquisition and development of institutional-quality lodging assets affiliated with top-tier national lodging brands, where he currently serves as President, Chief Executive Officer and Managing Partner. Prior to that, Mr. Jenkins spent 16 years with Marriot International, serving in several leadership positions before being named Senior Vice President of North American Lodging Development. Mr. Jenkins was the architect of Marriott’s industry-leading Diversity Ownership Initiative which was responsible for doubling the number of diverse-owned Marriott hotels over a three-year period to 500 hotels. Mr. Jenkins also serves on the board of directors of AutoNation, Inc. (NYSE: AN) and served on the Board of Directors of Duke Realty (formerly NYSE: DRE) from August 2017 through its acquisition by Prologis, Inc. in October 2022. He is a member of the Washington, DC Developer Roundtable and is a former member of the Howard University Board of Trustees. Mr. Jenkins earned a BA in Accounting from Howard University, an MBA from George Washington University and is a certified public accountant.

Mr. Jenkins' qualifications to serve on our Board include his senior leadership experience at a premier national lodging brand and other institutions, his extensive public company board experience and entrepreneurial success in founding a successful real estate company focused on the acquisition and development of lodging assets.

Kevin P. O'Shea Trustee Trustee Since: 2014 Age: 57
Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc., a multifamily real estate investment trust, since May 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received an M.B.A. from Harvard Business School, a J.D. from Southern Methodist University and a B.A. from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT, and his experience in the real estate investment banking sector.

Catherine D. Rice Trustee Trustee Since: 2023 Age: 63
Catherine D. Rice has served as a Trustee since March 15, 2023. Ms. Rice served as the Senior Managing Director and Chief Financial Officer from January 2013 to February 2016 of W.P. Carey (NYSE: WPC). Before joining W.P. Carey in 2013, Ms. Rice was a partner at Parmenter Realty Partners from January 2010 until December 2012 and a Senior Advisor and Board Member for CTS Cement Manufacturing Co. from April 2009 to January 2019. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. Ms. Rice has over 30 years of experience in the public and private capital markets and has been involved in over $50 billion of capital-raising and financial advisory transactions, including numerous REIT IPOs, public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions and debt restructurings. Ms. Rice serves on the boards of BrightSpire Capital (NYSE: BRSP), a REIT, since 2018, and RMG Acquisition Corp III (NASQ: RMGCU) since 2021. She served as an independent director of Store Capital (NYSE: STOR), a net-lease REIT, from 2017 until its privatization in early 2023.

Ms. Rice's qualifications to serve on our Board include her extensive experience in real estate investment banking, finance, as well as her extensive executive leadership experience.

Katherine M. Sandstrom Trustee Trustee Since: 2022 Age: 54
Katherine M. Sandstrom has served as a Trustee since October 1, 2022. Ms. Sandstrom brings deep experience in real estate investment including more than twenty years of service at Heitman, LLC, a real estate investment management firm, where she held a variety of senior leadership positions including her roles as Senior Managing Director and global head of Heitman’s Public Real Estate Securities business from 2013 to 2018. Ms. Sandstrom oversaw the growth of assets under management to more than $5 billion invested in domestic and global funds, as well as separately managed accounts. Additionally, Ms. Sandstrom served on Heitman’s Global Management Committee, the Board of Managers and the Allocation Committee. Ms. Sandstrom has served on the Board of EastGroup Properties, Inc. (NYSE: EGP), a real estate investment trust, since 2020, and Healthpeak Properties, Inc. (NYSE: PEAK) since 2018. She serves as an Audit committee member and the Chair of the Nominating and Corporate Governance Committee at EGP. At PEAK, she serves as Chair of the Nominating and Corporate Governance Committee and a member of the Compensation & Human Capital Committees and as Vice Chair of the Board. She is also a certified public accountant.

Ms. Sandstrom's qualifications to serve on our Board include her extensive experience in the real estate investment, capital markets, and executive leadership.

Douglas W. Sesler Trustee Trustee Since: 2020 Age: 61
Douglas W. Sesler has served as a Trustee since March 20, 2020. Most recently, Mr. Sesler served as the Head of Real Estate for Macy's, Inc., a position he held from April 2016 to April 2021. From 2011 to 2016, Mr. Sesler was president of True Square Capital LLC, a real estate investment and advisory firm. From 2005 to 2011, he was employed at Bank of America Merrill Lynch International Ltd. in roles that included global head of principal real estate investments and global co-head of real estate investment banking. From 1989 to 2005, Mr. Sesler served in a variety of roles at Citigroup and its predecessors, including as managing director of the global real estate investment banking group and managing director of the Travelers Realty Investment Company. He began his career in real estate roles at Chemical Bank. Mr. Sesler served on the board of directors of Gazit Globe Ltd., an international owner, developer and operator of shopping centers from January 2012 to November 2020. Mr. Sesler received a B.A. in Government from Cornell University.

Mr. Sesler's qualifications to serve on our Board include his extensive experience in the real estate sector, including in an executive position with one of the largest U.S. department store companies, as well as his experience in the real estate investment banking sector.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure
Our Board is focused on effective corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee and Board committees comprised solely of independent Trustees. The Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer.
As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained through his leadership at the Company and at other real estate companies, and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities through close interaction with our Lead Trustee who is elected annually to serve in that capacity by the independent Trustees of our Board.
The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also determined that there is actual and effective independent oversight of management as a result of, among other factors, (i) the appointment of a Lead Trustee, who provides significant independent oversight of the Board, and (ii) all members of the Board, other than Mr. Olson, being independent.
Trustee Independence
Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit, Compensation and Corporate Governance and Nominating Committees, be “independent”. NYSE listing standards provide that, to qualify as “independent”, a Trustee, in addition to satisfying certain bright-line criteria, must be affirmatively determined by the Board not to have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) beneficial ownership by a Trustee or his or her immediate family member of not more than 10% of the Company’s equity securities or where a Trustee or his or her immediate family member holds certain positions with an organization that beneficially owns not more than 10% of the Company’s equity securities; (iii) relationships with organizations with which the Company conducts business, in each case, which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iv) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (v) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com. The information contained on or available through our website is not part of this Proxy Statement.
In accordance with these categorical standards and the NYSE listing standards, the Board affirmatively determined that each of our Trustees, other than Mr. Olson, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In making this determination, the Board considered the relationships described under the caption “Certain Relationships and Related Transactions” beginning on page 64. Additionally, in making the determination with respect to Mr. Sesler, the Board considered a relationship that fell under the first categorical standard, and with respect to Mr. Roth, a relationship that fell under the second categorical standard.
Lead Trustee
Our Corporate Governance Guidelines provide that a Lead Trustee must be elected by a majority of the independent Trustees annually (typically, in May of each year). Norman K. Jenkins was elected by our independent Trustees to serve as our Lead Trustee effective September 1, 2022. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:
•	Serving as a resource to the Chairman/CEO and to the other independent Trustees, coordinating the activities of the independent Trustees;
•	Chairing all Board meetings at which the Chairman is not present, including executive sessions and meetings of the independent Trustees;
•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;
•	Providing input to the Chairman to determine agendas for Board meetings;
•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;
•
Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and

•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.
Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in guiding our governance practices. The Corporate Governance Guidelines are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving the best interests of the Company. Our Corporate Governance Guidelines are available at www.uedge.com under “About Us - Governance - Corporate Governance Guidelines”, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019. The information contained on or available through our website is not part of this Proxy Statement.
Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.
Board Committees
Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is composed of three Trustees who are “independent” as defined under SEC rules and regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are available at www.uedge.com under “About Us - Governance.” The information contained on or available through our website is not part of this Proxy Statement.

The table below sets forth a summary of our committee structure and membership information.
Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
Norman K. Jenkins(1)		•	Chair
Mary L. Baglivo		•	•
Steven H. Grapstein	•	Chair
Kevin P. O'Shea†	Chair	•
Katherine M. Sandstrom	•		•
Douglas W. Sesler	•		•
(1)	Mr. Jenkins is the Company’s current Lead Trustee.
†	Audit Committee Financial Expert
Audit Committee
The Audit Committee’s main responsibilities are (i) to assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) to prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements and annually auditing the effectiveness of internal control over financial reporting and other procedures. Additional information regarding the Audit Committee's duties and responsibilities is available at www.uedge.com under “About Us - Governance - Audit Committee Charter.” The information contained on or available through our website is not part of this Proxy Statement.
Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. The Board determined that Mr. O'Shea, the Chair of the Audit Committee, qualifies as an “Audit Committee Financial Expert,” as defined in Item 401(h) of Regulation S-K. The report of the Audit Committee may be found on page 31 of this Proxy Statement.
Compensation Committee
The Compensation Committee is responsible for establishing and approving the terms of the compensation of our executive officers and the granting and administration of awards under the Company’s incentive plan. Compensation decisions for our executive officers are reviewed and approved by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer with equity awards to employees subject to the review and approval of the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management. Additional information regarding the Compensation Committee's duties and responsibilities is available at www.uedge.com under “About Us - Governance - Compensation Committee Charter.” The information contained on or available through our website is not part of this Proxy Statement.
Each member of the Compensation Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. The report of the Compensation Committee may be found on page 61 of this Proxy Statement.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board, review of our corporate governance framework, oversight of the Company’s cybersecurity program, and review of the Company’s ESG program and reporting to the Board thereon. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The Corporate Governance and Nominating Committee also makes recommendations to the Board concerning the structure and membership of the other Board committees, as well as management succession plans. The Corporate Governance and Nominating Committee selects and evaluates candidates for membership to the Board in accordance with the criteria set out in the Corporate Governance Guidelines, a summary of which is provided below. The Corporate Governance and Nominating Committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval. Additional information regarding the Corporate Governance and Nominating Committee's duties and responsibilities is available at www.uedge.com under “About Us - Governance - Corporate Governance and Nominating Committee Charter.” The information contained on or available through our website is not part of this Proxy Statement.
Each member of the Corporate Governance and Nominating Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE.
Role of the Board and its Committees in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.
Financial and Accounting
The Board and the Audit Committee monitor the Company's financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit and the audit conducted by the independent registered accounting firm, and includes management in its review of accounting and financial controls and assessment of business risks.
Governance and Succession
The Board and the Corporate Governance and Nominating Committee monitor the Company's corporate governance policies and procedures by regular review with management and outside advisors. The Board and the Corporate Governance and Nominating Committee monitor CEO and management succession, and the Compensation Committee monitors the Company's compensation policies as applied to executive officers and related risks by regular reviews with management and the Committee's outside advisors.
Cybersecurity
Cybersecurity is an integral part of the Board of Trustees’, Audit Committee’s and the Corporate Governance and Nominating Committee’s risk analysis and discussions with management. In February 2023, the Board assigned initial cybersecurity oversight responsibility to the Corporate Governance and Nominating Committee via an amendment to the Committee’s Charter (which is available at www.uedge.com under “About Us - Governance”). As we see increased reliance on information technology in the workplace and our business operations, and a shift to remote and hybrid work schedules, Urban Edge has employed several measures to mitigate cyber risks.
In addition to a dedicated information technology and cybersecurity team monitoring our daily operations, the Company engages an independent third-party cybersecurity team for advisory services and cybersecurity assessments such as risk and disaster recovery. We also have a Cyber Risk Committee which works in conjunction with the Computer Incident Response Team (“CIRT”) to develop strategies to mitigate risks and to address any cyber issues that may arise. The Cyber Risk Committee meets quarterly to review emerging threats, controls, and procedures, and will meet at least annually with the Corporate Governance and Nominating Committee to discuss trends in cyber risks and our strategy to defend our information against cybersecurity incidents.
We utilize a risk-based approach that aligns with the National Institute of Standards and Technology Cybersecurity Framework, and Microsoft best practices. Our policies and procedures are reviewed and updated annually by the Cyber Risk Committee and incorporate third-party assessments to benchmark ourselves against industry standards. Our cybersecurity preparedness includes, but is not limited to, vulnerability management programs, penetration testing, simulations, and tabletop exercises. The Company utilizes advanced endpoint protection, firewalls, intrusion detection and prevention, threat intelligence, security event logging and correlation, and backup and redundancy systems. We also have a Disaster Recovery and Business Continuity Commitee that meets biannually to review and update our plan, policies, and procedures. In addition, our Information Technology team conducts disaster recovery tests annually and reports results to the Cyber Risk Commitee.
We endeavor to apprise employees of emerging risks and require them to undergo quarterly security awareness trainings. Additionally, we conduct internal phishing and other exercises to gauge the effectiveness of the trainings and assess the need for additional training.
The Company also maintains a cyber liability insurance policy, at levels that we believe are market and appropriate to our industry, intended to respond to breaches of network security, loss of sensitive and personal information, ransom attacks and other cybersecurity incidents. In the past three years, we have not experienced a material information security breach. As such, we have not incurred any material expenses from cybersecurity breaches or any expenses from penalties or settlements related to a cybersecurity breach during that time.
Compensation
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company.
Compensation Committee Interlocks and Insider Participation
During 2022, the following Trustees, all of whom are “independent” as defined under SEC rules and regulations and listing standards of the NYSE, served on our Compensation Committee: Steven H. Grapstein (Chair), Mary L. Baglivo, Norman K. Jenkins and Kevin P. O'Shea. Mary L. Baglivo was added to the Compensation Committee in the last quarter of 2022. None of our executive officers serve as either a member of the board or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.
Board and Committee Meetings
In 2022, the Board held seven meetings, the Audit Committee held six meetings, the Compensation Committee held eight meetings and the Corporate Governance and Nominating Committee held six meetings. In 2022, each incumbent Trustee attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she was a Trustee and (ii) the total number of meetings of all committees of the Board on which the Trustee served during the periods that he or she served.
The Board does not have a formal policy regarding the attendance of Trustees at our annual meetings of shareholders but encourages all Trustees to make attendance a priority. Our 2022 annual meeting of shareholders was attended by all Trustees.

The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.
Nomination of Trustees
Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.
The process used to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board will generally, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.
The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.
In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. See “Shareholder Proposals for the 2024 Annual Meeting” on page 70 of this Proxy Statement. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.
Under our Bylaws, at a shareholder meeting to elect Trustees, the affirmative vote of a majority of the votes cast with respect to a Trustee at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
Over the last 18 months, our Corporate Governance and Nominating Committee sought to refresh the Board. Four of our current Trustees, Mr. Jenkins and Mses. Baglivo, Sandstrom and Rice, joined the Board during that time. Two of the Company’s original trustees, who have served as Trustees since 2015 when the Company first traded as an independent public company, were not up for re-election for the 2022 – 2023 Board term that expires at the Annual Meeting and Mr. Roth is not up for re-election for the 2023 – 2024 Board term.
Environmental, Social and Governance (“ESG”) and Other Highlights
We are committed to sound corporate governance, which strengthens the accountability of our Board and promotes the long-term interests of our shareholders. We believe that our corporate governance standards and policies yield honest, transparent and accountable Trustees and executive officers. The summary below highlights our board and leadership practices and notable shareholder rights, as further discussed below.
BOARD AND LEADERSHIP PRACTICES
✔	Majority of Trustees are independent (9 out of 10 current Trustees)
✔	Board leadership structure where the Lead Trustee has well-defined responsibilities separate from the Chairman of the Board

BOARD AND LEADERSHIP PRACTICES
✔	All Board committees are composed of independent Trustees
✔	Independent Trustees conduct regular executive sessions
✔	Trustees maintain open communication and strong working relationships among themselves and regular access to management
✔	Trustees conduct robust annual Board and committee self-assessment process
✔	Trustees and executives adhere to minimum share ownership guidelines
✔	Executives are prohibited from pledging, hedging or engaging in short sales involving our securities
✔	Executives are subject to a clawback policy
SHAREHOLDER RIGHTS
✔	All Trustees elected annually (declassified Board)
✔	Trustees are elected by a majority of the votes cast
✔	Trustee resignation policy in uncontested elections for failure to receive majority support
✔	Market standard proxy access
✔	Unqualified shareholder right to amend Bylaws
✔	Opted out of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act
✔	No poison pill
✔	Annual say-on-pay voting
✔	Shareholder engagement efforts
ESG Oversight Responsibility
The company’s Board of Trustees oversees the company’s ESG program overall and, in June 2022, delegated certain ESG oversight responsibilities to the Board’s Corporate Governance and Nominating Committee. In order to further our ESG goals, we established a management committee, the Environmental, Social and Governance Steering Committee (the “ESG Committee”), that is comprised of members of management across the entire organization and is responsible on a day-to-day basis for implementing the company’s ESG strategy.
ESG Achievements, Initiatives, and Objectives
We seek to drive financial performance while engaging in environmentally and socially responsible business practices grounded in sound corporate governance. We believe that disclosure of our ESG practices allows our stakeholders to see our company holistically and understand its trajectory beyond fundamentals and financial metrics. The ESG Committee meets periodically and is focused on setting, implementing, tracking, measuring, and communicating our progress related to ESG initiatives. The Steering Committee has developed a comprehensive suite of environmental, social, and governance policies that inform and guide our ESG approach and drive our ESG goals forward. We have endeavored to align our sustainability practices in accordance with the Global Reporting Initiative standards and commensurate with the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures frameworks. On an annual basis, we publish an ESG Report and complete a Global Real Estate Sustainability Benchmarks submission to continue to measure our progress against peers. We routinely reassess our plans and policies to evaluate compliance with regional and national requirements as well as industry best practices.
Environmental
From an environmental perspective, we have implemented and plan to continue to implement policies and practices with the goal of supporting the continued reduction of energy (thereby reducing greenhouse gas emissions), water, and waste production across the portfolio. Initiatives we have taken include the installation of energy-efficient roofing, LED lighting retrofits, high efficiency HVAC systems, electric vehicle charging stations and waste recycling and management. Additionally, we continue to explore solar and alternative energy opportunities to further reduce our consumption and carbon footprint. We are committed to maintaining sustainable operations and believe that our long-term sustainability goals will provide positive financial and environmental outcomes for shareholders, tenants, employees and the communities in which we invest.
Social
Our community involvement includes donations to various charitable organizations, hospitals, and relief funds as well as food and clothing drives. Many of these organizations and drives directly benefit the people and neighborhoods in which our properties are located. During 2022, the Company joined the NCSY Relief Missions, a Northern New Jersey based youth organization, in an immersive community engagement effort to help those affected by recent hurricane damage in Puerto Rico, near our property The Outlets at Montehiedra. In addition, we continue to partner with organizations like Relief Access Program for the Bronx (“RAP4Bronx”), a non-profit organization responsible for delivering meals to those suffering from food insecurity in the Bronx. Our contributions towards RAP4Bronx include the donation of vacant space that serves as a warehouse and distribution hub for the organization, as well as monetary donations from the Company and our employees.
We believe that through our business, we are able to provide the communities in which we operate a welcoming and safe environment for our tenants and customers to connect and engage with one another. We are committed to providing a better shopping experience for our customers by spending capital to redevelop our centers, which also results in the creation of new jobs in construction and retail. Additionally, we are deliberate in our leasing approach by adding necessary retailers to neighborhoods lacking vital resources and those that appeal to the respective communities where the properties are located.
Human Capital / Diversity, Equity and Inclusion Initiatives
At December 31, 2022, we had 115 employees. We believe that our people are our most valuable asset. Our future success will depend, in part, on our ability to continue to attract, hire, and retain qualified personnel. Accordingly, we strive to offer competitive salaries and employee benefits to all employees and monitor salaries in our market areas. We provide professional training and development workshops and aim to provide a workplace environment where employees are informed, engaged, feel empowered, and can succeed. Additionally, the Company launched a mentorship program designed to provide members of the team an opportunity to expand their knowledge and experience through one-on-one mentorship with an employee from another department. The goal of this initiative is to promote a culture of learning while providing opportunities for professional and personal growth.
Our employees enjoy subsidized health and wellness benefits, professional training and development workshops, ergonomic office equipment, telecommuting opportunities and policies encouraging work/life balance. We have created an employee wellness program which spans the entire year and focuses on five pillars of health and wellness, both inside and outside of the office. The areas of focus for this program include financial, emotional, physical, social and community wellness. Each month there is a theme with associated activities and employee incentives including the ability to earn additional money for health savings accounts.
We understand the importance of work/life balance and allow employees the flexibility to maintain a hybrid in-office and remote working schedule. We provide all employees with the equipment and resources necessary to work and perform their duties in a remote setting. We have implemented enhanced cleaning protocols within our offices and our properties to promote employee health and safety, which include cleaning and disinfecting high-touch surfaces daily, providing hand sanitizer and personal protective equipment such as face masks.
Diversity, equity and inclusion (“DE&I”) initiatives are an integral part of our culture. We believe that a diverse workforce and an inclusive culture promotes growth, both personally and professionally, and is an important aspect in our ability to attract and retain talented employees. All employees are required to complete trainings on DE&I which cover a range of topics including best practices and education on unconscious bias. We aim to create an equitable workplace for all, and our CEO has signed the CEO Diversity and Inclusion Action Pledge on behalf of our Company, joining thousands of other CEOs and peers across the country to cultivate a trusting environment where our employees feel comfortable and are empowered to have discussions about diversity and inclusion. As a part of this pledge, the Company has created a Days of Understanding initiative which provides different platforms such as a book club or a movie screening as a way to encourage our team to have open discussions on issues of diversity, equity and inclusion. This program is designed to allow employees to not only gain a better understanding of culture issues tied to race, gender, and sexual orientation, but also drive engagement, build camaraderie, and learn from different perspectives.
Our efforts, like those mentioned above, are some of the many reasons Urban Edge Properties was named one of the best places to work in New Jersey by NJBIZ Magazine in 2022. The annual program identifies and recognizes the best employers in the state of New Jersey.
Through our wellness and DE&I programs, health and safety protocols and town hall meetings with all employees, among other initiatives, we continually strive to provide a workplace environment where employees are informed, engaged, feel empowered and can succeed.
Governance Highlights
Our corporate governance standards and policies aim to promote ethical conduct, fair dealing, transparency and accountability. The summary below highlights certain of our Board and leadership practices and notable shareholder rights.
Independent Board
We are currently governed by a ten-member Board, which following the Annual Meeting, will be reduced to nine members. All Trustees are independent, other than Jeffrey S. Olson, our chief executive officer and chair of the Board. To enhance oversight, our governance structure includes designation of a Lead Trustee, who is elected annually by the independent Trustees, with well-defined responsibilities separate from those of the chair of the board (see “Lead Trustee” on page 13). All committees of the Board are comprised of independent Trustees, and independent Trustees conduct regular executive sessions. Trustees conduct a robust Board and committee self-assessment process annually.
Trustee Election; Declassified Board
Our Board consists of a single class of trustees who stand for election at each annual meeting. Our Bylaws include a majority voting standard for the election of Trustees in uncontested elections. Additionally, our Board adopted a policy requiring that any incumbent Trustee who does not receive a greater number of “for” votes than “against” votes in an uncontested election must promptly tender to the Board of Trustees his or her offer to resign from our Board of Trustees following certification of the vote.
Risk Oversight by Full Board and Committees
One of the key functions of the Board is to provide informed oversight of our risk-management process. The Board performs this oversight directly with support from its three committees – the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee – each of which addresses risks specific to their respective functional responsibilities. In addition to receiving information from its committees, the Board receives updates directly from members of management at both regularly scheduled Board and committee meetings and on ad hoc business updates that occur frequently. See “Role of the Board and its Committees in Risk Oversight” on page 15.
No Poison Pill
We do not have a shareholder rights plan in place. Under our Corporate Governance Guidelines, our Board may not adopt, extend or renew a shareholder rights plan without prior approval of our shareholders, unless the Board determines that, under the circumstances existing at the time, it is in the best interests of the company to adopt, extend or renew such plan without delay. In that case, the shareholder rights plan will expire within 12 months of adoption unless ratified by our shareholders.
Stock Ownership Requirements and Restrictions
Trustees and executive officers are required to adhere to minimum share ownership guidelines. Additionally, our executive officers are prohibited from pledging, hedging or engaging in short sales involving our securities.

Clawback Policy
Executive officers are subject to a clawback policy, which provides that in certain circumstances, they are required to reimburse the company for excess compensation paid to them following a restatement of our financial statements.
Annual Say-on-Pay
We submit “say-on-pay” advisory votes for shareholder consideration and vote annually.
Shareholder Right to Amend Bylaws
Our shareholders may alter or repeal any provision of our Bylaws, or adopt new bylaw provisions, by the affirmative vote of a majority of all the votes entitled to be cast.
Proxy Access
Our Bylaws permit a shareholder or group of no more than 20 shareholders meeting specified eligibility requirements to include trustee nominees in our proxy materials for the annual meeting of shareholders. The maximum number of trustee nominees that may be submitted pursuant to the proxy access provisions may not exceed the greater of (i) two or (ii) 20% of the number of trustees in office as of the last day on which a notice requesting the inclusion of trustee nominees in our proxy materials may be timely delivered.
Opt-Out of Maryland Business Combination Act
Our Bylaws provide that the Company may not elect to be subject to Title 3, Subtitle 6 of the Maryland General Corporation Law (“MGCL”), commonly known as the Maryland Business Combination Act, and that this prohibition may not be repealed without prior shareholder approval.
Opt-Out of Maryland Control Share Acquisition Act
Our Bylaws provide that Title 3, Subtitle 8 of the MGCL, commonly known as the Maryland Control Share Acquisition Act, will not apply to any acquisition by any person of shares of beneficial interest of the Company.
Governance Policies
Our governance policies are heavily focused on ethics and people-first protections and guidelines. Our Code of Ethics, Conflict of Interest Policy, Corporate Governance Guidelines, Whistleblower Policy, and executive compensation policies form the backbone of our governance infrastructure. Most of these policies are available on our website https://uedge.com. The information included on or accessible through our website is not incorporated by reference into this proxy statement.
Shareholder Outreach
Our Board and senior management believe that engaging in shareholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach on issues of importance to investors and continually seek to understand better the views of our investors. Our senior management team engages with our shareholders throughout the year in a variety of forums and discusses, among other things, our business strategy and overall performance, executive compensation program and corporate governance.
Leading up to our 2022 annual shareholder meeting, for example, members of our Board and senior management contacted shareholders representing more than 50% of our outstanding Common Shares regarding certain corporate governance and strategic matters.
Communication with the Board
Our Board believes that shareholders and other constituents should have the ability to send written communications to the Board. Therefore, our policy is that all written communications to the Board as a whole should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York,

New York 10019, c/o Board Secretary. The Chairman will review all relevant written communications with the other members of the Board. Written communications to our independent and/or non-management members of the Board should be addressed to the Lead Trustee at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary.
Code of Business Conduct and Ethics
The Board adopted a Code of Business Conduct and Ethics, which governs business decisions made, and actions taken by, our Trustees, officers and employees. A copy of the Code of Business Conduct and Ethics is available at www.uedge.com under the heading “About Us” and subheading “Governance”. The information contained on or available through our website is not part of this Proxy Statement. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our Trustees and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.
Availability of Corporate Governance Materials
Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary. Information contained on or available through our website is not part of this Proxy Statement.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:
(1)	each receives an annual cash retainer equal to $75,000;
(2)
each receives an annual grant of restricted Common Shares or deferred share units (“DSUs”) or restricted LTIP units (“LTIP Units”) in Urban Edge Properties LP, our operating partnership (“UELP”), with a grant date fair value of approximately $120,000 that vest on the one-year anniversary of the date of grant;

(3)	the Lead Trustee receives an additional annual cash retainer of $60,000;
(4)	the Chair of the Audit Committee receives an additional annual cash retainer of $25,000;
(5)	the Chair of the Compensation Committee receives an additional annual cash retainer of $20,000;
(6)	the Chair of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $15,000; and
(7)	members of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual cash retainers of $12,500, $10,000 and $7,500, respectively.
Our Board and the Corporate Governance and Nominating Committee review our Trustee compensation at least annually. Our Board has the authority to approve all compensation payable to our Trustees, although the Corporate Governance and Nominating Committee is responsible for making recommendations to our Board regarding compensation. For 2022, Ferguson Partners Consulting was hired to evaluate the structure and competitiveness of our Trustee compensation and recommend changes, as appropriate. Based on this review, the Corporate Governance and Nominating Committee recommended to the full Board to make no changes to Trustee compensation.
2022 Trustee Compensation
The following table summarizes the compensation earned by and/or paid to our non-employee Trustees in respect of their 2022 Board and committee service. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mary Baglivo	30,833	180,769	211,602
Susan L. Givens(3)	98,708	119,990	218,698
Michael A. Gould(3)	46,250	—	46,250
Steven H. Grapstein	101,722	119,993	221,715
Steven J. Guttman	75,000	119,990	194,990
Norman K. Jenkins	115,538	119,990	235,528
Amy B. Lane(3)	81,250	—	81,250
Kevin P. O'Shea	110,000	119,990	229,990
Steven Roth(4)	75,000	119,990	194,990
Katherine M. Sandstrom	23,750	170,577	194,327
Douglas W. Sesler	95,000	119,990	214,990
(1)
The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of restricted Common Shares, LTIP Units or DSUs granted at each Trustee's election during 2022 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). Mr. Grapstein elected to received DSUs and Messrs. Guttman, Jenkins, O’Shea, Roth, Sesler, as well as Mss. Baglivo and Sandstrom elected to receive LTIP Units. In addition, Mss. Baglivo and Sandstrom each received an additional grant of 7,955 and 9,233 LTIP Units respectively, in connection with joining the board. The grant date fair value of the DSUs and LTIP Units was estimated using the following assumptions: an expected holding period of three years, an expected volatility of 51.0% and a risk-free interest rate of 1.73%

(2)	As of December 31, 2022, each individual who served as a non-employee Trustee during 2022 had outstanding the following number of unvested Common Shares, LTIP Units and DSUs:
Name	Shares/ LTIP Units/DSUs
Baglivo	6,239
Grapstein	8,645
Guttman	8,583
Jenkins	8,583
O'Shea	8,583
Roth	8,583
Sandstrom	6,333
Sesler	8,583
(3)
Board service of Ms. Givens, Mr. Gould and Ms. Lane ended September 1, 2022, May 4, 2022 and May 4, 2022, respectively. Upon her departure, Ms. Givens’ 2022 equity award was forfeited. Neither Mr. Gould nor Ms. Lane held any unvested Common Shares, LTIP Units, or DSUs as of December 31, 2022.

(4)	Not up for re-election at the 2023 Annual Meeting.
Stock Ownership Guidelines
We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least three times their annual cash retainer of $75,000. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our current executive officers and further below are their biographical summaries. These officers are appointed annually by the Board and serve at the Board’s discretion.
Name	Age	Position
Jeffrey S. Olson	55	Chairman and Chief Executive Officer
Jeffrey S. Mooallem	53	Executive Vice President and Chief Operating Officer
Mark J. Langer	56	Executive Vice President and Chief Financial Officer
Robert C. Milton III	51	Executive Vice President, General Counsel and Secretary
Mr. Olson's biographical summary is provided above under the caption “Proposal 1: Election of Trustees.”
Jeffrey S. Mooallem. Mr. Mooallem joined Urban Edge in January 2023 as EVP and Chief Operating Officer. He previously served from 2017-2023 as President and Chief Executive Officer of Gazit Horizons, Inc., a New York based subsidiary of publicly traded G-City Ltd. During his tenure at Gazit, the company developed and acquired over $1 billion of urban, mixed-use assets. Jeff also served as Managing Director at Federal Realty Investment Trust, as Regional President at Equity One, Inc. and as Senior Vice President at Miami-based Turnberry Associates. Jeff has over 20 years’ experience in the operation, development, acquisition and leasing of large scale, retail properties throughout the United States, and is a licensed attorney in both Florida and New York. Mr. Mooallem graduated from Boston University and received his law degree from Fordham University School of Law. He is a member of ICSC and the Urban Land Institute and a frequent speaker on issues impacting retail real estate.
Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.
Robert C. Milton III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008, he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and units in UELP beneficially owned, as of March 6, 2023, by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Shares, (ii) each of our Trustees, (iii) each of our named executive officers who is not a Trustee, and (iv) our Trustees and executive officers as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options or other rights (as set forth above) held by that person that are exercisable as of March 6, 2023 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such Common Shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the Common Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
As of March 6, 2023, the following Common Shares and units were issued and outstanding: (i) 117,561,409 Common Shares, (ii) 2,688,724 common units of limited partnership interests in UELP (“Common Units”) (other than Common Units held by the Company) and (iii) 2,262,395 LTIP Units (excluding unearned performance-based LTIP Units, which may be earned based on the achievement of performance-based vesting hurdles).
Unless otherwise indicated, the address of each named person is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.
	Common Shares		Common Shares and Units
Beneficial Owner Name	Number of Shares Beneficially Owned(1)	Percent of Common Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Shares and Units(2)
5% Holders
BlackRock, Inc.(3)	21,212,975	18.0%	21,212,975	17.3%
The Vanguard Group(4)	18,331,391	15.8%	18,331,391	15.2%
FMR LLC(5)	11,040,361	9.3%	11,040,361	9.0%
State Street Corporation(6)	7,206,589	6.1%	7,206,589	5.9%
Trustees, Nominees for Trustee and Named Executive Officers
Jeffrey S. Olson, Chairman and Chief Executive Officer(7)	2,592,451	2.1%	3,517,112	2.8%
Mary L. Baglivo, Trustee(8)	—	*	14,194	*
Steven H. Grapstein, Trustee(9)	8,595	*	58,581	*
Steven J. Guttman, Trustee(10)	13,147	*	58,519	*
Norman K. Jenkins, Trustee(11)	—	*	18,791	*
Kevin P. O'Shea, Trustee(12)	12,236	*	57,608	*
Catherine D. Rice, Trustee(13)	—	*	—	*
Steven Roth, Trustee(14)	3,765,568	3.2%	3,815,492	3.1%
Katherine M. Sandstrom, Trustee(15)	—	*	15,566	*
Douglas W. Sesler, Trustee(16)	—	*	40,371	*

	Common Shares		Common Shares and Units
Beneficial Owner Name	Number of Shares Beneficially Owned(1)	Percent of Common Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Shares and Units(2)
Mark J. Langer, Executive Vice President and Chief Financial Officer(17)	350,839	*	598,238	*
Jeffrey S. Mooallem, Executive Vice President and Chief Operating Officer(18)	415	*	44,274	*
Robert Milton, Executive Vice President, General Counsel & Secretary(19)	—	*	51,675	*
All Trustees and Executive Officers as a Group (13 Persons)(20)	6,743,251	5.6%	8,290,421	6.6%
*	Represents beneficial ownership of less than 1% of outstanding Common Shares.
(1)
“Number of Shares Beneficially Owned” includes Common Shares that may be acquired upon the exercise of options exercisable on or within 60 days after March 6, 2023. The “Number of Shares and Units Beneficially Owned” includes all Common Shares included in the “Number of Shares Beneficially Owned” column plus (i) the number of Common Shares for which Common Units and LTIP Units may be redeemed (assuming, in the case of LTIP Units, that they have first been converted into Common Units) regardless of whether such Common Units and LTIP Units are currently redeemable, but excluding unearned performance-based LTIP Units, and (ii) the number of Common Shares issuable upon settlement of outstanding DSUs. Common Units are generally redeemable by the holder for cash or, at our election, on a one-for-one basis, for Common Shares. LTIP Units, subject to the satisfaction of certain conditions, may be converted on a one-for-one basis into Common Units. Holders of Common Units and LTIP Units are not entitled to vote such units on any of the matters presented at the Annual Meeting.

(2)
The total number of Common Shares outstanding used in calculating the percentage of Common Shares held by each person assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 6, 2023 held by the beneficial owner and that no options held by other beneficial owners are exercised. The total number of Common Shares and units outstanding used in calculating the percentage of Common Shares and units held by each person (i) assumes that all Common Units and LTIP Units (other than unearned performance-based LTIP Units) are vested in full and presented (assuming conversion in full into Common Units, if applicable) to UELP for redemption and are acquired by us for Common Shares, (ii) does not separately include Common Units held by us, as these Common Units are already reflected in the denominator by the inclusion of all outstanding Common Shares and (iii) assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 6, 2023 and settlement for an equal number of Common Shares of all DSUs held by the beneficial owner and that no options or DSUs held by other beneficial owners are exercised or settled.

(3)
Based on information provided on a Schedule 13G/A filed with the SEC on January 24, 2023, as of December 31, 2022, by BlackRock, Inc (“BlackRock”). BlackRock reported sole dispositive power with respect to 21,212,975 Common Shares and sole voting power with respect to 20,872,293 Common Shares. The business address for BlackRock. is 55 East 52nd Street, New York, NY 10055.

(4)
Based on information provided on a Schedule 13G/A filed with the SEC on February 9, 2023, as of December 30, 2022, by The Vanguard Group (“Vanguard”). Vanguard reported sole dispositive power with respect to 18,331,391 Common Shares, shared dispositive power with respect to 298,104 Common Shares, sole voting power with respect to 0 Common Shares and shared voting power with respect to 181,120 Common Shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on information provided on a Schedule 13G/A filed with the SEC on February 9, 2023, as of December 30, 2022, by FMR LLC (“FMR”). FMR reported sole dispositive power with respect to 11,040,361 Common Shares and sole voting power with respect to 0 Common Shares. The business address for FMR is Level 245 Summer Street, Boston, Massachusetts 02210.

(6)
Based on information provided on a Schedule 13G filed with the SEC on February 3, 2023, as of December 31, 2022, by State Street Corporation (“State Street”). State Street reported sole dispositive power with respect to 0 Common Shares, shared dispositive power with respect to 7,206,589 Common Shares, sole voting power with respect to 0 Common Shares and shared voting power with respect to 5,625,874 Common Shares. The business address for State Street is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(7)
Includes (i) 29,466 Common Shares together with 2,562,985 options, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 924,661 LTIP Units. See “Outstanding Equity Awards at Fiscal Year End” on page 47 for additional detail regarding the options.

(8)	Includes only under “Number of Shares and Units Beneficially Owned” column,14,194 LTIP Units.
(9)	Includes (i) 8,595 Common Shares, and (ii) only under “Number of Shares and Units Beneficially Owned” column,49,968 LTIP Units.
(10)	Includes (i) 13,147 Common Shares, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 45,372 LTIP Units.
(11)	Includes only under “Number of Shares and Units Beneficially Owned” column, 18,791 LTIP Units.
(12)	Includes (i) 12,236 Common Shares, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 45,372 LTIP Units.
(13)	Ms. Rice did not own Common Shares or Units in UELP until her appointment on March 15, 2023 at which point she received an award of 8,352 restricted Common Shares.

(14)
Includes, only under “Number of Shares and Units Beneficially Owned” column, 49,924 LTIP Units inclusive of 22,324 LTIP Units held by SR Family Holdings (a limited liability company controlled by Mr. Roth). Mr. Roth’s total beneficial ownership amount includes 2,802,526 Common Shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), 809,290 Common Shares held by SR Family Holdings, 18,649 Common Shares held by Mr. Roth’s spouse and 38,067 Common Shares held in trust for Mr. Roth's children. Mr. Roth does not deem the holding of these Common Shares as an admission of beneficial ownership.

(15)	Includes, only under “Number of Shares and Units Beneficially Owned” column 15,566 LTIP Units.
(16)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 40,371 LTIP Units.
(17)
Includes (i) 33,066 Common Shares and 317,773 options and (ii) only under “Number of Shares and Units Beneficially Owned” column, 247,399 LTIP Units. See “Outstanding Equity Awards at Fiscal Year End” on page 47 for additional detail regarding the options.

(18)	Includes (i) 415 Common Shares, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 43,859 LTIP Units.
(19)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 51,675 LTIP Units.
(20)
Includes (i) an aggregate of 3,862,493 Common Shares together with 2,880,758 options, and (ii) only under the “Number of Shares and Units Beneficially Owned” column, 1,547,170 LTIP Units. See also Notes (8) - (20) above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023, and the Board is asking shareholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014 and is considered by our management to be well qualified. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers submitting the selection of Deloitte & Touche LLP for ratification by shareholders to be a good practice. Even if the selection is ratified, the Audit Committee in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Trust and its shareholders. If the selection is not ratified, the Audit Committee will take that act into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2022 and 2021:
	2022	2021
Audit Fees(1)	$1,145,000	$942,000
Audit-Related Fees(2)	357,000	507,000
Tax Fees(3)	158,000	239,000
All Other Fees	—	—
Total Fees	$1,660,000	$1,688,000
(1)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2022 and 2021, respectively, for professional services rendered for the audits of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2022 and 2021, respectively, for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated financial statements that are not reported under “Audit Fees”, and generally includes fees for stand-alone audits of subsidiaries and accounting consultations.

(3)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2022 and 2021, respectively, for professional services rendered for tax compliance, tax advice and tax planning. Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures
The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public accounting firm by the Company for additional audit-related and other services of up to $150,000. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services.
All of the services performed by our independent registered public accounting firm during 2022 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the pre-approval policy.

AUDIT COMMITTEE REPORT

In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s independence. The Audit Committee has also discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte & Touche LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.
Kevin P. O’Shea (Chair)
Steven H. Grapstein
Katherine M. Sandstrom
Douglas W. Sesler

COMPENSATION DISCUSSION AND ANALYSIS

NEOs and Executive Compensation Philosophy
The “Compensation Discussion and Analysis” section of this Proxy Statement discusses the principles underlying the material components of our compensation arrangements for our named executive officers (“NEOs”) for the fiscal year ended December 31, 2022. During 2022, our NEOs and their titles were as follows:
•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)
•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)
•	Robert C. Milton III – Executive Vice President, Secretary and General Counsel (“GC”)
•	Christopher J. Weilminster – Former Executive Vice President and Chief Operating Officer (“COO”); Mr. Weilminster’s employment with the Company ended on November 18, 2022
•	Herbert Eilberg – Former Chief Investment Officer (“CIO”); Mr. Eilberg’s employment with the Company ended on October 14, 2022
Mr. Mooallem, the current Executive Vice President and COO, commenced employment on January 9, 2023, and is therefore also not included in this Compensation Discussion and Analysis.
Executive Compensation Philosophy
Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. Our pay-for-performance philosophy is evidenced by a significant portion of our NEOs’ total compensation being based on (i) an annual short-term incentive compensation program that aligns with our objectives for that year and (ii) performance-based long-term incentives based on absolute and relative total shareholder return (“TSR”), and FFO as adjusted per share growth percentage, all measured over a cumulative three-year period. As shown below, our CEO’s compensation is 84% performance-based/at-risk and the average performance-based/at-risk compensation amount for our other NEOs is 71%.

2022 Business Highlights
Highlights of 2022 include the following:
•
Generated net income attributable to common shareholders of $46.2 million, or $0.39 per diluted share, for the year ended December 31, 2022, compared to $102.7 million, or $0.88 per diluted share, for the year ended December 31, 2021;

•	Generated FFO as Adjusted(1) of $148.5 million, or $1.21 per share, for the year ended December 31, 2022 compared to $133.5 million, or $1.09 per share, for the year ended December 31, 2021;
•
Increased same-property Net Operating Income (“NOI”)(1), including properties in redevelopment, by 6.2% compared to the fourth quarter of 2021 and by 2.9% compared to the year ended December 31, 2021; and

(1)	Please see “Non-GAAP Financial Measure” beginning on page 65 for reconciliations of non-GAAP measures to the most directly comparable GAAP measures.

•	Reported same-property portfolio leased occupancy of 95.4%, an increase of 110 basis points compared to December 31, 2021; and
•	Ended the year with $216 million of active development and redevelopment projects ($56.3 million of which had been incurred as of December 31, 2022) estimated to generate an unlevered yield of 12%.
Say on Pay Voting Results
At our 2022 annual meeting of shareholders, we received approximately 93.3% approval for our annual advisory “say-on-pay” vote to approve the compensation of our NEOs, which we believe affirms our shareholders’ support of our approach to our NEO compensation program and we therefore did not make any significant changes to the structure of the program.
Summary of NEO Target Compensation
Our 2022 compensation program includes three principal components. Below is a summary of target compensation for each NEO under them:
Executive	Base Salary	STI Program Target Bonus	Long-Term Equity Incentive Award
Jeffrey S. Olson (CEO)	$1,100,000	110% of base salary	$3,939,010

Mark J. Langer (CFO)	$603,750	100% of base salary	$914,738

Robert C. Milton III (GC)	$420,000	100% of base salary	$449,860

Christopher J. Weilminster* (Former COO)	$625,000	100% of base salary	$1,499,615

Herbert Eilberg (Former CIO)	$400,000	115% of base salary	$749,799
*	Each of Messrs. Weilminster and Eilberg departed the Company during 2022. See “Departure of Messrs. Weilminster and Eilberg and 2022 Compensation.”
Target compensation for our NEOs was established, in part, in reference to our obligations pursuant to the employment agreements, retention agreements and offer letters that we have entered into with each of our NEOs. The terms of these employment agreements, retention agreements and offer letters are described under “Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control.”

Executive Compensation Process
The Compensation Committee typically meets multiple times each year in connection with the consideration and determination of executive compensation, and is responsible for determining and approving the compensation of all of our executive officers. Historically, most actions of the Compensation Committee have occurred at regular meetings scheduled well in advance by the Compensation Committee; however, the Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Compensation Committee, in consultation with the other members of the committee or the CEO as she may deem appropriate. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by a member of the Compensation Committee, our CEO, a consultant engaged by the Compensation Committee or other advisor to us or the Compensation Committee.
Compensation Program Objectives
The Compensation Committee has established executive compensation objectives and a philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:
•	Attract and retain a highly-skilled, “best-in-class” team of executives.
•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.
•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.
•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.
•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.
•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.
•	Maintain a “best-in-class” compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.
Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these objectives, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or TSR and FFO as adjusted per share performance designed to ensure that the value of the compensation that he ultimately realizes is based on our share price performance and profitability, further aligning his interests with those of the Company and our shareholders.
Role of the Compensation Committee and our Chief Executive Officer
The purposes and responsibilities of the Compensation Committee in making compensation decisions include:
•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

•	Review and approve the total compensation package for the Company's officers at the level of executive vice-president and above, and all equity awards under the Company's 2015 Omnibus Share Plan;

•
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and

•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.
The Compensation Committee also may retain, at our expense, and terminate independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2022 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of our CEO.
Role of the Independent Compensation Consultant and Use of Peer Group Data
The Compensation Committee selected and directly engaged Ferguson Partners Consulting (“FPC”) as its compensation consultant for 2022. FPC provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee had the sole authority to retain and terminate FPC as its compensation consultant, and approve fees and other engagement terms. The Compensation Committee determined that FPC is independent from management based upon the consideration of relevant factors, including the following:
•	FPC did not provide any services to us except advisory services to the Compensation Committee;
•	The amount of fees received from us by FPC was not material as a percentage of FPC’s total revenue;
•	FPC had policies and procedures that are designed to prevent conflicts of interest;
•
FPC and its employees that provided services to the Compensation Committee did not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

•	FPC and its employees that provided services to the Compensation Committee did not own any of our Common Shares.
Based on the data and analysis provided by FPC, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FPC’s peer group analysis when considering base salaries and bonuses paid to our executives for 2022.
In selecting the peer group (from which Seritage Growth Properties was removed for 2022 due to terminating its REIT status and reviewing strategic alternatives), the Compensation Committee considers REITs that have at least two of the following characteristics:
•	Retail property focus (shopping centers, freestanding retail and regional malls);
•	REITs with a geographic focus similar to that of the Company and with which the Company directly competes for talent; and
•	Market capitalization no less than approximately one half and no more than approximately three times the market capitalization of the Company.

The following table provides the names and key information for each peer company at the time when the Compensation Committee reviewed the peer group market data at year end 2022:
Company	Implied Equity Market Cap ($)(1)	Total Enterprise Value ($)(1)	Headquarters	REIT Sector
Acadia Realty Trust	1,407	3,738	Rye, NY	Shopping Centers
Brixmor Property Group Inc.	6,799	11,926	New York, NY	Shopping Centers
Empire State Realty Trust, Inc.	1,836	3,800	New York, NY	Office
Kite Realty Group Trust	4,674	7,682	Indianapolis, IN	Shopping Centers
LXP Industrial Trust	2,771	4,520	New York, NY	Industrial
Paramount Group, Inc.	1,400	5,256	New York, NY	Office
Phillips Edison & Company, Inc.	4,193	6,061	Cincinnati, OH	Shopping Centers
Retail Opportunity Investments Corp.	1,999	3,367	San Diego, CA	Shopping Centers
SITE Centers Corp.	2,905	4,924	Beachwood, OH	Shopping Centers
Spirit Realty Capital, Inc.	5,577	9,163	Dallas, TX	Free Standing
Tanger Factory Outlet Centers, Inc.	1,957	3,260	Greensboro, NC	Shopping Centers
Veris Residential, Inc.	1,598	3,934	Jersey City, NJ	Apartments
Urban Edge Properties	1,725	3,388	New York, NY	Shopping Centers
(1)	Source: S&P Global Market Intelligence data as of December 31, 2022 (in $ millions).
Analysis of Risk Associated with our Executive Compensation Program
The Compensation Committee does not believe that our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.
The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. The Company and the Compensation Committee also believe that the mix of quantifiable performance metrics used in our long-term equity-based compensation plans and the short-term incentive program and the subjective, role specific objectives included in the short-term incentive program provide an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.
Elements of Compensation
Base Salary: Description and Analysis
Although the Compensation Committee does not set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the peer group, our NEOs are paid an amount in the form of base pay within the range of base salaries paid in the peer group and which we believe to be sufficient to attract executive talent and maintain a stable management team.

Our NEOs’ base salaries are listed below:
Name	2022 Annual Base Salary	2021 Annual Base Salary
Mr. Olson	$1,100,000	$1,050,000
Mr. Langer	603,750	603,750
Mr. Milton	420,000	400,000
Mr. Weilminster	600,000	600,000
Mr. Eilberg	400,000	367,500
Annual base salaries of each NEO are reviewed each year by the Compensation Committee and, under the applicable employment agreement or offer letter may be increased by the Compensation Committee as needed. In February 2022, the Compensation Committee elected to increase Messrs. Olson and Milton’s base salaries by approximately 5% and Mr. Eilberg's by approximately 9%, to maintain competitiveness with peers. Mr. Langer and Weilminster's base salaries were maintained at the same levels as 2021 as they were deemed appropriately market competitive.
2022 STI Program
We implemented a predominantly formulaic short-term incentive compensation program in 2022 (the “2022 STI Program”), which provides annual bonuses to executives based on performance criteria established by the Compensation Committee at the beginning of the year. Participants earn bonuses based on the level of achievement of pre-established Company and individual-specific performance metrics paid 100% in cash.
The 2022 STI Program sets forth threshold, target and maximum award levels for each NEO as a percentage of their base salaries as follows:
Executive	Threshold	Target	Maximum
Mr. Olson	55%	110%	220%
Messrs. Langer and Weilminster	50%	100%	175%
Mr. Milton	50%	100%	150%
Mr. Eilberg(1)	50%	115%	175%
(1)	As a result of his departure during 2022, M. Eilberg ceased to be a participant in the 2022 STI Plan and thus received no award under it.
The Company-wide and individual performance measures, the weightings and the relevant performance range applicable to each NEO under the 2022 STI Program are set forth below:
Performance Measures – Messrs. Olson, Langer & Milton	Weighting(1)	Performance Range
FFO as Adjusted (per share)	40%	$1.07 - $1.19
Development/Redevelopment: Pipeline to Active (in $ millions)(2)	13 1∕3%	$105 - $155
Occupancy	13 1∕3%	95% – 97%
Acquisitions (in $ millions)	13 1∕3%	$205 - $405
Compensation Committee’s Evaluation	20%	1 – 5
	100%
(1)
Mr. Weilminster’s and Mr. Eilberg’s weightings under the 2022 STI Plan were 35% and 30%, 12.5% and 10%, 25% and 10%, 12.5% and 30%, and 15% and 20% for FFO as Adjusted, Development/Redevelopment, Occupancy, Acquisitions and Compensation Committee’s Evaluation, respectively.

(2)	Determined by reference to amount of estimated gross cost of projects that became active in 2022.
The 2022 STI Program is based in part on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and strategic goals for the year. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to work toward meaningful achievement of measures that would promote both short- and long-term value.

The 2022 STI Program also contained a subjective element based on the Compensation Committee’s assessment of our Company’s performance and the executive’s individual performance, with input from our CEO (other than with respect to his own compensation), as applicable. In this subjective element, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2022 accomplishments, including the performance set forth under “2022 Business Highlights” and performance in, but not limited to, the following categories: leadership, strategic planning and advancement of the Company’s ESG program.
Based on actual performance in 2022 and the weightings assigned to each performance measure, the Compensation Committee determined the 2022 STI Program awards set forth below:
Name(1)	Actual STI Award as % of Base Salary	Actual 2022 STI Cash Award($)(2)
Mr. Olson	142%	1,564,933
Mr. Langer	107%	645,006
Mr. Milton	99%	417,200
Mr. Weilminster(3)	83%	496,238
(1)	Upon his departure from the Company during 2022, Mr. Eilberg ceased to be a participant in the 2022 STI Program and thus did not receive an award under it.
(2)	The cash awards were paid in February 2023 and are reflected in the Non-Equity Incentive Plan Compensation column for 2022 in the Summary Compensation Table below.
(3)	Mr. Weilminster’s award was prorated for the portion of 2022 that he was employed at the Company (January 1 through November 18, representing 88% of the year).
Long-Term Equity-Based Compensation — 2022 Awards
2022 Long-Term Incentive Awards
On February 11, 2022, the Compensation Committee granted long-term incentive compensation awards for 2022 (“2022 LTI Awards”). The 2022 LTI Awards were comprised of both performance-based and time-based vesting equity awards. The 2022 LTI Awards were weighted, in terms of grant date fair value, approximately one-half performance-based and one-half time-based for each of the NEOs.
Overall, the Compensation Committee established the amounts of the 2022 LTI Awards to be granted to each of the NEOs based on the anticipated grant date fair values of the awards, its review of peer group data and its view of appropriate award amounts in light of each of our executive’s roles, responsibilities and experience, its desire to offer competitive compensation including an appropriate mix of cash and equity compensation, and our existing commitments to the NEOs in our agreements with them.
The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on (i) our absolute TSR (33 1∕3% of the performance-based awards) and our TSR relative to a peer group (33 1∕3% of the performance-based awards) over the three-year measurement period from February 11, 2022 through February 10, 2025, and (ii) our absolute FFO as Adjusted per share growth percentage (“FFO Growth %”) (33 1∕3% of the performance-based awards) over the three-year measurement period from January 1, 2022 through December 31, 2024.
Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO is eligible to earn at the conclusion of the performance period and the grant date fair value of the performance-based 2022 LTI Awards that we granted to each NEO:
Name	Threshold Units(1)	Target Units	Maximum Units(2)	Grant Date Value ($)(3)
Mr. Olson	49,279	98,560	197,122	1,969,022
Mr. Langer	11,443	22,887	45,777	457,252
Mr. Milton	5,626	11,255	22,513	224,871
Mr. Weilminster	18,761	37,523	75,046	749,627
Mr. Eilberg	9,380	18,761	37,523	374,813

(1)	Represents the number of units earned if the minimum threshold for the performance-based 2022 LTI Awards is met (50% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (200% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.
The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for the absolute TSR, relative TSR, and FFO Growth % components of the performance-based 2022 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component. Further, if our Net Debt-to-EBITDA ratio exceeds 8x, then no more than 100% (i.e., the number of Target Units) may be earned under the FFO Growth % component.
Absolute TSR Component (33 1∕3% of the performance-based 2022 LTI Awards)
Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	50%
Target	27%	100%
Maximum	36% or higher	200%
Relative TSR Component (33 1∕3% of the performance-based 2022 LTI Awards)
Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	50%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	200%
FFO Growth % Component (33 1∕3% of the performance-based 2022 LTI Awards)
Performance Level	FFO Growth %	% of Target Units Earned
Threshold	3%	50%
Target	5%	100%
Maximum	7% or higher	200%
If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2022 LTI Awards will also be subject to vesting based on continued employment with the Company through February 11, 2027, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 11, 2026 and February 11, 2027.
During the performance measurement period, recipients of the performance-based 2022 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-based 2022 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex-dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.

The time-based 2022 LTI Awards, also granted in LTIP Units, vest in equal annual installments over three years (or four in the case of Mr. Olson) on February 11, 2023 and subsequent anniversaries thereof. Listed below are the number of LTIP Units and grant date fair value of the time-based 2022 LTI Awards that each NEO was granted on February 11, 2022:
Name	Time-Based Vesting LTIP Units	Grant Date Value($)(1)
Mr. Olson	121,081	1,969,988
Mr. Langer	28,575	457,486
Mr. Milton	14,053	224,989
Mr. Weilminster	46,845	749,988
Mr. Eilberg	23,422	379,986
(1)	Represents the grant date fair value computed in accordance with FASB ASC 718.
Long-Term Equity-Based Compensation — Prior Years Performance-Based Awards
We have structured our prior year long-term equity-based compensation awards to include awards containing multi-year performance-based vesting criteria that continue to incentivize performance in years following the years in which they were granted. The following summarizes the terms of the performance-based equity awards that we had granted to the NEOs prior to 2022 that had performance periods that included all or part of 2022.
2019 Performance-Based LTI Award – Measurement Period Ended February 25, 2022
On April 4, 2019, the Compensation Committee granted long-term incentive compensation performance-based awards for 2019 (“2019 PB LTI”). The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 27, 2019 through February 26, 2022.
Participants were not entitled to earn any awards under the 2019 PB LTI unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period was at least 18% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period was at least at the 35th percentile of our peer group. The maximum number of LTIP Units would have been earned under the 2019 PB LTI if the Company both (a) achieved 36% or higher TSR over the three-year measurement period and (b) was in the 75th or greater percentile of our peer group for TSR over the three-year measurement period.
On the 2019 PB LTI commencement date, our NEOs were awarded the maximum potential units set forth below and the number of units earned was determined based on the Company’s absolute and relative TSR over the three-year measurement period ending on the measurement period end date (unearned units were forfeited as of that date). The table below sets forth the Threshold, Target and Maximum number of LTIP Units that could have been earned, and the units that were actually earned, inclusive of, in the case of the earned units, additional units equivalent to the 90% of the Company’s dividend not paid current during the performance period:
Name	Threshold Units	Target Units	Maximum Units	Total Units Earned(1)
Mr. Olson	35,770	89,424	147,550	28,754
Mr. Langer	12,258	30,644	50,563	10,162
Mr. Milton	3,502	8,755	14,446	2,903
Mr. Weilminster	27,387	68,467	112,970	22,704
Mr. Eilberg	3,502	8,755	14,446	2,903
(1)
The amount earned represents a portion of the relative TSR component of the program only and so is below the “Threshold Units” shown in the table, which is comprised of the threshold units for both the absolute and relative TSR components. 50% of these units vested on February 27, 2022, and 25% will vest on February 27, 2023 and February 27, 2024, respectively.

2020 Performance-Based LTI Award – Measurement Period Ended February 17, 2023
On February 20, 2020, the Compensation Committee granted long-term incentive compensation awards for 2020 (“2020 LTI Awards”). The 2020 LTI Awards were comprised of both performance-based and time-based vesting equity awards. The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 20, 2020 through February 17, 2023.
Participants were not entitled to earn any awards under the 2020 PB LTI unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period was at least 18% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period was at least at the 35th percentile of our peer group. The maximum number of LTIP Units would have been earned under the 2020 PB LTI if the Company both (a) achieved 36% or higher TSR over the three-year measurement period and (b) was in the 75th or greater percentile of our peer group for TSR over the three-year measurement period.
On the 2020 PB LTI commencement date, our NEOs were awarded the maximum potential units set forth below and the number of units earned was determined based on the Company’s absolute and relative TSR over the three-year measurement period ending on the measurement period end date (unearned units were forfeited as of that date). The table below sets forth the Threshold, Target and Maximum number of LTIP Units that could have been earned and the units actually that were earned:
Name	Threshold Units	Target Units	Maximum Units	Total Units Earned
Mr. Olson	64,382	160,954	265,574	0
Mr. Langer	15,920	39,800	65,670	0
Mr. Milton	3,504	8,760	14,454	0
Mr. Weilminster	26,100	65,251	107,664	0
Mr. Eilberg	6,960	17,399	28,708	0
2021 Long-Term Incentive Awards
On February 10, 2021, the Compensation Committee granted long-term incentive compensation awards for 2021 (“2021 LTI Awards”). The 2021 LTI Awards were comprised of both performance-based and time-based vesting equity awards. The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 10, 2021 through February 9, 2024.
Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO is eligible to earn at the conclusion of the performance period and the grant date fair value of the performance-based 2021 LTI Awards that we granted to each NEO:
Name	Threshold Units(1)	Target Units	Maximum Units(2)	Grant Date Value ($)(3)
Mr. Olson	45,895	114,739	189,321	1,849,978
Mr. Langer	11,348	28,373	46,815	457,468
Mr. Milton	2,652	6,632	10,944	106,931
Mr. Weilminster(4)	18,606	46,515	76,751	749,978
Mr. Eilberg(5)	4,961	12,403	20,467	199,978
(1)	Represents the number of units earned if the minimum threshold for the performance-based 2021 LTI Awards is met (40% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.
(4)
As a result of his departure, Mr. Weilminster will receive a prorated number of units that may be earned determined equal to the portion of the three-year measurement period he was employed at the Company.

(5)	Upon Mr. Eilberg’s departure, his awards were forfeited.

The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for both the absolute TSR and relative TSR components of the performance-based 2021 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component.
Absolute TSR Component (25% of the performance-based 2021 LTI Awards)
Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	40%
Target	27%	100%
Maximum	36% or higher	165%
Relative TSR Component (75% of the performance-based 2021 LTI Awards)
Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	40%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	165%
If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2021 LTI Awards will also be subject to vesting based on continued employment with the Company through February 10, 2026, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 10, 2025 and February 10, 2026.
During the performance measurement period, recipients of the performance-based 2021 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-based 2021 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex-dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.
Benefits and Perquisites
We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Mr. Langer, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing these benefits allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal.

Departure of Messrs. Weilminster and Eilberg and 2022 Compensation
Mr. Weilminster
During 2022, the Company and Mr. Weilminster determined that he would step down from his position as Executive Vice President and Chief Operating Officer, effective November 18, 2022. As a result, Mr. Weilminster’s employment was terminated effective November 18, 2022. In connection with his departure, we entered into a separation and general release agreement with Mr. Weilminster, dated December 2, 2022. Pursuant to the separation agreement, Mr. Weilminster was entitled to the following payments and benefits, which are substantially similar to those that he was entitled to receive under the existing terms of his equity awards and employment agreement with the Company as a result of the termination of his employment:
•	a lump sum payment of $1,800,000, which represents 1.5 times the sum of his base salary and target annual bonus;
•	a pro rata bonus for 2022 in the amount of $496,238;
•	medical, dental and vision insurance coverage substantially identical to that provided to other senior executives for one year following his termination;
•
retention of his performance-based LTIP Unit awards granted in 2020 and 2021, pursuant to which he could earn up to an aggregate of 184,415 LTIP Units subject to the achievement of performance-based hurdles; provided that Mr. Weilminster will only earn these LTIP Units to the extent the performance-based hurdles are achieved and the number of LTIP Units earned will be prorated based upon the portion of each of the three-year measurement periods that elapsed from the first day of such period through the date of Mr. Weilminster’s termination; and

•
vesting of outstanding equity awards that are subject to vesting based solely on continued employment, consisting of 147,276 LTIP Units and an option to purchase 1,000,000 Common Shares at an exercise price of $21.72 per share, which option only remained exercisable for 60 days after the effectiveness of the separation agreement and expired unexercised.

Mr. Weilminster’s annual base salary for 2022 was $600,000 and his participation in the 2022 STI Program was structured in a manner similar to that of our other NEOs, with his threshold, target and maximum amounts equaling 50%, 100% and 175% of his base salary. In February 2022, Mr. Weilminster also received 2022 LTI Awards similar to those received by our other NEOs, which included 46,845 LTIP Units subject to time-based vesting with a grant date fair value of $749,988 and LTIP Units subject to performance-based vesting with a grant date fair value of $749,627 pursuant to which 37,523 LTIP Units would be earned at the target performance level. The LTIP Units granted in 2022 that were subject to performance-based vesting were all forfeited in connection with Mr. Weilminster’s termination.
Mr. Eilberg
During 2022, Mr. Eilberg notified the Company that he would resign from his position as Chief Investment Officer, effective October 14, 2022, the date that his employment terminated. In connection with his departure, he received no severance payments or accelerated equity vesting and ceased to be a participant in the 2022 STI Program (having received no awards under it). All of his unvested equity was forfeited upon his departure.
LTIP Units
For many of our equity-based compensation awards, in lieu of issuing restricted Common Shares or restricted share units, we issue LTIP Units. LTIP Units are a separate class of units of limited partnership interest in UELP and are similar to Common Units, which generally are economically equivalent to Common Shares, except that LTIP Units are structured in a manner that is intended to enable them to qualify as “profits interests” for U.S. federal income tax purposes under current federal income tax law. LTIP Units generally only have value, other than with respect to the right to receive distributions, to the extent that they receive special allocations of book gain for tax purposes. An LTIP Unit generally is entitled to receive special allocations of book gain to the extent it represents an increase in the net value of the assets of UELP between the issuance of such LTIP Unit (or, to the extent specifically provided otherwise, one or more subsequent dates) and the date of a subsequent book-up event for partnership tax purposes. If LTIP Units receive sufficient special allocations of this book gain, the LTIP Units will achieve full parity with Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into Common Units, which in turn are redeemable by the holder for cash or, at our election, on a one-for-one basis into Common Shares. Except for LTIP Units that remain subject to vesting based on the achievement of performance-based vesting hurdles, LTIP Units, whether vested or unvested, entitle the holder to receive distributions from UELP equal on a per unit basis to the per-share distributions paid to the holders of Common Shares.
LTIP Units are intended to offer recipients substantially the same long-term incentive as restricted Common Shares, with more favorable U.S. federal income tax treatment available for “profits interests” under current federal income tax law. More specifically, one key disadvantage of restricted Common Shares is that recipients are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the Common Shares. Conversely, under current federal income tax law, a recipient of LTIP Units would generally not be subject to tax at the time of issuance or vesting of LTIP Units but only when he or she chooses to liquidate his or her LTIP Units. Therefore, a recipient who wishes to hold his or her equity awards for the long term can generally do so in a more tax-efficient manner with LTIP Units. In light of the trade-offs between increased tax efficiency and incremental economic risk relating to the structure of LTIP Units as profits interests due to their only having value upon a book-up event as described above as compared to restricted Common Shares, we have chosen to use LTIP Units for many of our grants of equity awards to the NEOs. We believe that the use of LTIP Units has (i) enhanced our equity-based compensation package overall, (ii) advanced the goal of promoting long-term equity ownership by the NEOs, (iii) not adversely impacted dilution as compared to restricted Common Shares, and (iv) further aligned the interests of the NEOs with the interests of our shareholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP Units, as compared to restricted Common Shares.
Governance Policies Relating to Compensation
Equity Ownership Guidelines
To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests in line with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:
Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary
These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of them currently satisfy the guidelines.
Clawback Policy
In 2020, the Compensation Committee adopted a clawback policy, which provides that, in the event of a financial restatement due to material noncompliance with financial reporting requirements under federal securities laws, the Company may require an NEO to reimburse the Company for excess incentive compensation paid to, earned by, or granted to such NEO during the three-year period preceding the publication of the financial restatement. Upon the occurrence of a restatement, the Compensation Committee, in its reasonable business judgment, will determine whether and the extent to which to pursue reimbursement from each such NEO.
Policy on Hedging and Pledging of Company Securities
Our employees (including our NEOs) and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan and from entering into hedging or derivative transactions based on the Company’s securities.

Summary Compensation Table
The following table sets forth the 2022, 2021 and 2020 compensation earned by, or granted to, each of our NEOs:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey S. Olson Chairman and Chief Executive Officer	2022	1,092,308	—	3,939,010	1,564,933	20,250	6,616,501
	2021	1,050,000	—	3,699,999	2,021,250	58,855	6,830,104
	2020	1,042,308	924,000	4,005,254	—	177,499	6,149,061
Mark J. Langer Executive Vice President and Chief Financial Officer	2022	603,750	—	914,738	645,006	52,750	2,216,244
	2021	603,750	—	914,618	943,359	52,000	2,513,727
	2020	599,327	483,000	1,070,623	—	54,787	2,207,737
Christopher J. Weilminster Former Executive Vice President and Chief Operating Officer(4)	2022	553,846	—	1,499,615	496,238	1,855,041	4,404,740
	2021	600,000	—	1,499,462	870,000	52,940	3,022,402
	2020	557,692	480,000	1,768,762	—	53,894	2,860,348
Herbert Eilberg Former Chief Investment Officer(4)	2022	325,769	—	749,799	—	17,125	1,092,693
	2021	367,500	—	399,855	538,388	17,125	1,322,868
	2020	364,808	300,000	506,029	—	17,125	1,187,962
Robert C. Milton III Executive Vice President, General Counsel & Secretary	2022	416,923	—	449,860	417,200	22,750	1,306,733
	2021	399,039	—	213,826	550,000	22,000	1,184,865
	2020	390,866	315,000	301,431	—	17,225	1,024,522
(1)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Where applicable, in accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted. The grant date fair value of the performance-based 2022 LTI Awards was estimated using the following assumptions in additional to other inputs: an estimated dividend yield of 4.2%, an expected volatility of 51% for the Company and 42%-100% for peer companies and a risk-free interest rate of 1.73%. The grant date fair values of the time-based LTIP Units were estimated using the following assumptions in addition to other inputs: an expected volatility of 61% and a risk-free interest rate of 1.12%. If we assumed that maximum performance would be achieved under the performance-based 2022 LTI Awards, the grant fair value date of these awards would have been as follows: (i) Mr. Olson - $3,939,967, (ii) Mr. Langer - $914,965, (iii) Mr. Weilminster − $1,499,979, (iv) Mr. Eilberg − $749,990, and (v) Mr. Milton - $449,977.

(2)
The amounts listed in the Non-Equity Incentive Plan Compensation column represent the cash portion paid under each STI Program. The 2022 and 2021 STI Program amounts were paid 100% in cash. The 2020 STI program amounts were paid 100% in cash and are set forth in the Bonus column.

(3)	The following table sets forth 2022 other compensation earned by or granted to each of our NEOs:
Name	Car Allowance ($)(a)	Commuting Costs ($)(b)	Reimbursement for Benefit Expenses Not Covered ($)(c)	Matching 401(k) Contribution ($)	HSA Contribution ($)	Severance Amount ($)(d)	Total ($)
Mr. Olson	—	—	—	20,250	—	—	20,250
Mr. Langer	—	—	30,000	20,250	2,500	—	52,750
Mr. Weilminster	15,923	16,368	—	20,250	2,500	1,800,000	1,855,041
Mr. Eilberg	—	—	—	14,625	2,500	—	17,125
Mr. Milton	—	—	—	20,250	2,500	—	22,750
(a)
Mr. Weilminster was provided with a car allowance paid in cash in equal installments on a bi-weekly basis. The Company provided Mr. Olson with the use of a car and driver to conduct his duties as Chief Executive Officer of the Company. Mr. Olson also used the car for personal purposes from time to time, for which he reimbursed the Company.

(b)	Represents reimbursement for travel expenses from Mr. Weilminster’s residence to the Company’s offices in New York, New York and Paramus, New Jersey.
(c)
The figure here represents the sum of the cost of Mr. Langer’s reimbursement for medical premiums, supplemental group term life insurance, and supplemental long-term disability above and beyond the Company’s normal benefit programs that are generally available to all salaried employees of the Company.

(d)
Does not include $2,244,118, which represents the value of the 147,276 LTIP Units that were accelerated on the date of Mr. Weilminster’s termination. For additional detail regarding Mr. Weilminster’s severance, see “Departure of Messrs. Weilminster and Eilberg and 2022 Compensation — Mr. Weilminster.”

(4)	Mr. Weilminster and Mr. Eilberg ceased being employed at the Company on November 18, 2022 and October 14, 2022, respectively.

Grants of Plan-Based Awards in 2022
The following table sets forth certain information with respect to each plan-based award to our NEOs made in 2022. All of the equity awards set forth in the table below were granted under the 2015 Omnibus Share Plan.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All other Stock Awards: Number of Shares of stock or units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Olson	2/11/22							121,081	1,969,988
	2/11/22				49,279	98,560	197,122		1,969,022
		605,000	1,210,000	2,420,000
Mr. Langer	2/11/22							28,575	457,486
	2/11/22				11,443	22,887	45,777		457,252
		301,875	603,750	1,056,563
Mr. Weilminster	2/11/22							46,845	749,988
	2/11/22				18,761	37,523	75,046		749,627
		300,000	600,000	1,050,000
Mr. Eilberg	2/11/22							23,422	374,986
	2/11/22				9,380	18,761	37,523		374,813
		200,000	460,000	700,000
Mr. Milton	2/11/22							14,053	224,989
	2/11/22				5,626	11,255	22,513		224,871
		210,000	420,000	630,000
(1)
The dollar amounts presented in these columns represent awards at threshold, target and maximum levels under the 2022 STI Program. The actual award amounts earned under the 2022 STI Program and additional detail are set forth under “Results under 2022 STI Program” on 37.

(2)
The unit amounts presented in these columns represent the performance-based 2022 LTI Awards at threshold, target and maximum levels. See “Long-Term Equity-Based Compensation – 2022 Awards” on page 38 for further information regarding these awards.

(3)
On February 11, 2022, as part of the 2022 LTI Awards, the Company granted Mr. Olson 121,081 time-based LTIP Units with 25% vesting annually on February 11th each year beginning with 2023, and Messrs. Eilberg, Langer, Milton and Weilminster 23,422; 28,575; 14,053 and 46,845 LTIP Units, respectively, with 33 1∕3% vesting annually on February 11th each year beginning with 2023. All of these restricted LTIP Units, which are only subject to time-based vesting based on continued employment through a specified date, entitle the holders to receive cash distributions whether or not then vested.

(4)	The amounts presented in this column represents the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718).
Options Exercises and Stock Vested in 2022
None of our NEOs exercised options in 2022. The following table sets forth, for each of our NEOs, the number and value of Common Shares and LTIP Units that vested during 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Olson	96,153	1,733,450
Mr. Weilminster(2)	252,491	3,939,820
Mr. Langer	32,503	586,490
Mr. Eilberg	14,575	262,932
Mr. Milton	10,941	197,797
(1)	Computed by multiplying the number of shares or LTIP Units that vested by the average of the high and low price of our Common Shares on the date of vesting.
(2)	Stock Awards includes amounts vested in connection with the termination of Mr. Weilminster’s employment.

Outstanding Equity Awards at 2022 Fiscal Year End
The following table provides information on outstanding equity awards as of December 31, 2022 for each NEO (as a result of his departure during 2022, Mr. Eilberg had no option awards or unvested stock awards at year end):
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Olson	96,400	32,134(3)	19.53	2/27/29
	104,602		21.64	2/22/28
	97,656		28.36	2/24/27
	140,056		23.52	2/8/26
	2,092,137		23.90	2/17/25
					291,109(4)	4,101,726	215,237(5)	3,032,684
Mr. Weilminster	1,000,000		21.72	1/17/23
							44,706(5)	629,913
Mr. Langer	51,679		19.53	2/27/29
	42,283		21.64	2/22/28
	39,603		28.36	2/24/27
	56,657		23.52	2/8/26
	127,551		23.52	4/20/25
					64,102(4)	903,147	51,642(5)	727,636
Mr. Milton					23,769(4)	334,905	18,142(5)	255,621
(1)	Value based on number of shares or units multiplied by $14.09, which was the price of Common Shares as of the close of business on December 30, 2022.
(2)
The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of LTIP Units that remained subject to performance-based vesting conditions and were granted as 2022 LTI Awards, 2021 LTI Awards, and 2020 LTI Awards. These LTIP Units do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the LTIP Units for Common Shares are also met. As of December 31, 2022, these criteria had not been met (as the relevant measurement periods had not yet ended). In accordance with SEC rules, these rewards are reflected in the table in the manner set forth in Footnote (5) below.

(3)	Represents unvested Options, granted on February 27, 2019, scheduled to vest for Mr. Olson on February 27, 2023, subject to continued employment through such date.
(4)	The number of shares or units of stock that have not vested are comprised of the following:
	2018 Bonus Award(a)	2019 Time Based LTI Award(b)	2019 Bonus Award(c)	2019 Performance Awards Earned(d)	2020 Time- Based LTI Award(e)	2021 Time- Based LTI Award(f)	2022 Time- Based LTI Award(g)	Total
Mr. Olson	6,354	8,512	8,762	14,377	35,400	96,623	121,081	291,109
Mr. Langer	—	—	3,005	5,081	5,887	21,554	28,575	64,102
Mr. Milton	—	—	1,931	1,451	1,296	5,038	14,053	23,769
(a)	Represents unvested LTIP Units granted in 2019 as annual bonus for 2018 scheduled to vest for Mr. Olson on February 27, 2023, subject to continued employment through such date.
(b)	Represent unvested LTIP Units granted as time-based 2019 LTI Awards scheduled to vest for Mr. Olson on February 27, 2023, subject to continued employment through such date.
(c)
Represents unvested LTIP Units granted in 2020 as annual bonus for 2019 scheduled to vest, for Mr. Olson, in equal installments on February 20, 2023 and February 20, 2024 and, for Messrs. Langer and Milton on February 20, 2023, in each case, subject to continued employment through such dates.

(d)
Represents earned but unvested performance-based LTIP Units granted as part of the 2019 long-term incentive program, the measurement period for which ended February 26, 2022, scheduled to vest, for Messrs. Olson, Langer and Milton on February 27, 2023 and February 27, 2024, respectively, in each case, subject to continued employment through such dates.

(e)
Represent unvested LTIP Units granted as time-based 2020 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 20, 2023 and February 20, 2024 and, for Messrs. Langer and Milton, on February 20, 2023, in each case subject to continued employment through such dates.

(f)
Represent unvested LTIP Units granted as time-based 2021 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 10, 2023, February 10, 2024 and February 10, 2025 and, for Messrs. Langer and Milton, in equal installments on February 10, 2023 and February 10, 2024, in each case subject to continued employment through such dates.

(g)
Represent unvested LTIP Units granted as time-based 2022 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 11, 2023, February 11, 2024, February 11, 2025 and February 11, 2026 and, for Messrs. Langer and Milton, in equal installments on February 11, 2023, February 11, 2024 and February 11, 2025, in each case subject to continued employment through such dates.

(5)
Reflects performance-based LTIP Unit awards that were outstanding and for which the performance period had not ended as of December 31, 2022. If our performance for the three-year measurement period applicable to these LTIP Units continued to be the same as we experienced from the beginning of the applicable three-year measurement period through December 31, 2022, no amounts would have been earned under the 2020 LTI Plan, 2021 LTP Plan or the TSR-based components of the 2022 LTI Plan, and the maximum amount would have been earned under the FFO as Adjusted growth component of the 2022 LTI Plan. Accordingly, pursuant to SEC rules, the number of units set forth in the table below includes the number of units that would be earned if threshold performance was achieved under each component whose no earning is forecast and at maximum performance for the FFO as Adjusted growth component of the 2022 LTI Plan.

	2020 LTI Awards (Performance- Based)(a)	2021 LTI Awards (Performance- Based)(b)	2022 LTI Awards (Performance- Based)(c)	Total
Mr. Olson	64,382	45,895	104,960	215,237
Mr. Weilminster	26,100	18,606	—	44,706
Mr. Langer	15,920	11,348	24,374	51,642
Mr. Milton	3,504	2,652	11,986	18,142
(a)
Represents unearned LTIP Units awarded as performance-based 2020 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 20, 2023. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 20, 2024 and February 20, 2025, subject to continued employment through such dates. See “2020 Long-Term Incentive Awards” for more information.

(b)
Represents unearned LTIP Units awarded as performance-based 2021 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 9, 2024. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 10, 2025 and February 10, 2026, subject to continued employment through such dates. See “2021 Long-Term Incentive Awards” for more information.

(c)
Represents unearned LTIP Units awarded as performance-based 2022 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of (i) absolute and relative TSR performance criteria over a three-year measurement period ending February 9, 2025, and (ii) the Company’s FFO as Adjusted growth rate over the three-year measurement period ending December 31, 2024. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 10, 2025 and February 10, 2026, subject to continued employment through such dates. See “2022 Long-Term Incentive Awards” for more information.

Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control
Each of our NEOs serves at the pleasure of our Board. The disclosure below describes the terms of the current employment agreements, retention agreements and offer letters, as applicable, that we have with our NEOs, including certain compensation that may become payable to Messrs. Olson, Weilminster, Langer, Eilberg and Milton as a result of a qualifying termination of employment based on these agreements. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.
Olson Employment Agreement
On August 6, 2019, the Company entered into an employment agreement with Mr. Olson, the Company’s Chairman of the Board and Chief Executive Officer, which replaced the amended and restated employment agreement, dated November 18, 2014, between Mr. Olson and the Company, as further amended, that had an initial term scheduled to expire or automatically renew on September 1, 2019. The initial term for the new employment agreement extends until September 1, 2024, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal.
The employment agreement provides that Mr. Olson will be entitled to an annual base salary of not less than $1,000,000 and eligible to receive an annual bonus with a target amount equal to 100% of his annual base salary, payable in cash and/or equity, in the sole discretion of the Company. The Company will have the discretion to establish the structure and performance targets for Mr. Olson’s annual bonus and determine the amount earned each year. If all or part of the bonus is paid in equity awards, such awards shall be full value equity awards (for example, restricted Common Shares or LTIP Units) that vest ratably over no more than four years from the date of grant. Mr. Olson also will be entitled to receive annual equity grants for each year under the Company’s long-term incentive compensation plans, beginning with 2020, with a value at target performance levels of no less than $3,200,000. The Company also agrees to provide Mr. Olson with a car and driver for use in connection with his performance of duties for the Company.
The employment agreement generally provides Mr. Olson with the same level of termination payments and benefits as existed under Mr. Olson’s prior employment agreement with the Company.
On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. If Mr. Olson’s employment is terminated by the Company without cause or by Mr. Olson for good reason (in each case, as defined in the employment agreement), subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Olson’s employment agreement:
•
“Severance Amount” equals two times the sum of Mr. Olson’s base salary and target annual bonus, unless the termination is within three months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals three times the sum of Mr. Olson’s base salary and target annual bonus.

•
“Pro Rata Bonus” equals (i) if such termination is a Qualifying CIC Termination, the greater of Mr. Olson’s target annual bonus or the annual bonus earned in the year of a termination based on actual performance with respect to the Company’s performance goals and deeming any individual performance goals to be achieved at the target level, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance with respect to the Company’s performance goals and deeming any individual performance goals to be achieved at the target level, in each case, prorated based on the portion of the year that had elapsed through the date of termination.

•	“Medical Benefits” require the Company to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years following termination.
If Mr. Olson’s employment is terminated due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to vesting of the unvested portion of the option award granted on February 17, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.

“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by the Company of a notice of non-renewal of the employment agreement, (c) a failure of a successor to the Company to assume the employment agreement, (d) failure of the Company to appoint or elect Mr. Olson to the Board or removal of Mr. Olson from the Board and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of the employment agreement.
Mooallem Employment Agreement
On October 18, 2022, the Company entered into an employment agreement with Jeffrey S. Mooallem in connection with his appointment as Executive Vice President and Chief Operating Officer. The employment agreement became effective January 9, 2023 and has a term of four years and one day from the date thereof.
The employment agreement provides for an annual base salary of not less than $625,000 and a target annual cash bonus of 100% of annual base salary. Mr. Mooallem also will be entitled to receive annual equity grants for each year, beginning with 2023, with a value at target performance levels equal to $1,250,000, of which (x) 50% will be time-based LTIP Units subject to annual vesting (ratably on each of the first three anniversaries of the grant date) based solely on continued employment with the Company and (y) 50% will be performance LTIP Units subject to a three-year measurement period, 50% of which shall vest on the third anniversary of the grant date, 25% of which shall vest on the fourth anniversary of the grant date and 25% of which shall vest on the fifth anniversary of the grant date, in each case, based on such criteria as may be determined by the Company in its sole discretion, which may include, without limitation, achievement of one or more performance-based hurdles based on the Company’s operating performance or other metrics selected by the Company.
On any termination of Mr. Mooallem’s employment, Mr. Mooallem will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Mooallem under the terms of any other plan or program. On a termination of Mr. Mooallem’s employment by the Company without cause or by Mr. Mooallem for good reason, subject to Mr. Mooallem’s execution of a release, Mr. Mooallem will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Mooallem’s employment agreement:
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“Severance Amount” equals 1.5 times Mr. Mooallem’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Mooallem’s base salary and target annual bonus.

•
“Pro Rata Bonus” equals a pro rata portion of Mr. Mooallem’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Weilminster’s target annual bonus.

•
“Medical Benefits” require the Company to provide Mr. Mooallem medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

If Mr. Mooallem’s employment is terminated upon or after the expiration of the employment period, Mr. Mooallem will be entitled, subject to Mr. Mooallem’s execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
Mr. Mooallem is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Mooallem’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Mooallem constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Mooallem receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Mooallem’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Mooallem’s incapacity due to physical or mental illness or after Mr. Mooallem’s notice of termination for good reason) that Mr. Mooallem’s fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company or (4) failure to maintain his primary residence in the New York City metropolitan area.
Mr. Mooallem may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Mooallem gives written notice of such event to the Company (provided that such notice is given to the Company within 30 days after Mr. Mooallem becomes aware of the event): (1)(A) a material reduction in base salary or annual bonus opportunity or the aggregate level of employee benefits made available to Mr. Mooallem under the agreement or (B) a material diminution in Mr. Mooallem’s position, title, authority, duties or responsibilities; (2) a relocation of Mr. Mooallem’s location of employment to a location outside of Manhattan, New York or, for the Paramus, New Jersey office, a location more than 30 miles outside Paramus, New Jersey; or (3) the Company’s material breach of any provision of the employment agreement which will be deemed to include, but shall not be limited to, (a) the failure of a successor to the Company to assume this Agreement in accordance with Section 12(a), and (b) a material change in the Executive’s reporting relationship such that Executive no longer reports to the Chief Executive Officer of the Company.
Weilminster Employment Agreement
On July 30, 2018, the Company entered into an employment agreement with Christopher J. Weilminster in connection with his appointment as Executive Vice President and Chief Operating Officer. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.
The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Weilminster was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to the Company’s employees and a signing bonus of $500,000. Mr. Weilminster also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Weilminster was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.
Pursuant to contractual requirements in his employment agreement, on September 27, 2018, the Company granted Mr. Weilminster (1) options to purchase 1,000,000 Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 38,352 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Weilminster for unvested equity awards of his former employer that he forfeited by joining the Company.
On any termination of Mr. Weilminster’s employment, Mr. Weilminster will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Weilminster under the terms of any other plan or program. On a termination of Mr. Weilminster’s employment by the Company without cause or by Mr. Weilminster for good reason, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Weilminster’s employment agreement:
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“Severance Amount” equals 1.5 times Mr. Weilminster’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Weilminster’s base salary and target annual bonus.

•
“Pro Rata Bonus” equals a pro rata portion of Mr. Weilminster’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Weilminster’s target annual bonus.

•
“Medical Benefits” require the Company to provide Mr. Weilminster medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Weilminster’s employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to vesting of the equity granted September 27, 2018. If Mr. Weilminster’s employment is terminated upon or after the expiration of the employment period, Mr. Weilminster will be entitled, subject to Mr. Weilminster’s execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.
Mr. Weilminster is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Weilminster’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Weilminster constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Weilminster receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Weilminster’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Weilminster’s incapacity due to physical or mental illness or after Mr. Weilminster’s notice of termination for good reason) that Mr. Weilminster’s fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.
Mr. Weilminster may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Weilminster gives written notice of such event to the Company (provided that such notice is given to the Company within 30 days after Mr. Weilminster becomes aware of the event): (1) a material reduction in base salary or annual bonus opportunity; (2) a material diminution in Mr. Weilminster’s authority, duties or responsibilities; (3) after Mr. Weilminster relocates his principal residence to the New York City area, a relocation of Mr. Weilminster’s location of employment to a location outside of Manhattan; or (4) the Company’s material breach of any provision of the employment agreement.

Langer Retention Agreement
October 18, 2019, the Company entered into a retention agreement with Mr. Langer, the Company’s Executive Vice President and Chief Financial Officer, which replaces in its entirety the employment agreement, dated February 4, 2015, between Mr. Langer and the Company, that was in a one-year renewal period scheduled to expire or automatically renew on July 1, 2020. The retention agreement has no fixed term.
The retention agreement sets forth Mr. Langer’s then current title, duties, compensation and additional benefits, and provides that these may be modified by the Company at any time in its sole and absolute discretion, subject to Mr. Langer’s right to terminate the retention agreement for good reason, as described below.
On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. If Mr. Langer’s employment is terminated by the Company without cause or by Mr. Langer for good reason (in each case, as defined in the retention agreement), subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Langer’s retention agreement:
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“Severance Amount” equals 1.5 times the sum of Mr. Langer’s base salary and target annual short-term incentive bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals 2.5x the sum of Mr. Langer’s base salary and target annual short-term incentive bonus.

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“Pro Rata Bonus” equals (i) on a Qualifying CIC Termination, the greater of Mr. Langer’s target annual short-term incentive bonus or the annual bonus earned in the year of a termination based on actual performance, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance in each case prorated based on the portion of the year that had elapsed through the date of termination.

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“Medical Benefits” require the Company to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives (i) on a Qualifying CIC Termination, for up to two years following termination, or (ii) if such termination is not a Qualifying CIC Termination, one year, in each case subject to applicable law.

On a termination of Mr. Langer’s employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to vesting of the unvested portion of the option award granted on April 20, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).
Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, title, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the retention agreement, including (a) the failure of a successor to the Company to assume this Agreement and (b) a material change in the Mr. Langer’s reporting relationship such that Mr. Langer no longer reports to the Chief Executive Officer of the Company.
Eilberg Offer Letter
On April 20, 2015, Mr. Herbert Eilberg was appointed to the position of Chief Investment Officer of the Company. Mr. Eilberg’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $400,000 for the year ended December 31, 2015 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, pursuant to his offer letter, the Company granted Mr. Eilberg 20,928 restricted Common Shares (the “Initial Eilberg Equity Grant”) on May 11, 2015, that vest as follows: 5,278 shares vest on January 1, 2016; 5,278 shares vest on January 1, 2017; 4,913 shares vest on January 1, 2018; 4,231 shares vest on January 1, 2019; and 1,228 shares vest on January 1, 2020.
On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, if the Initial Eilberg Equity Grant has not been fully vested, the unvested portion of the Initial Eilberg Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Eilberg will no longer be an employee of the Company at such time.
On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, and if such termination occurs within 12 months after a change in control of the Company, the Company shall pay or cause to be paid to Mr. Eilberg a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony pertaining or otherwise relating to his employment with the Company or an affiliate; or (b) willful misconduct that is materially economically injurious to the Company or any of its affiliates, in each case as determined in the Company’s sole discretion; and “good reason” means (a) the assignment to the employee of duties materially and adversely inconsistent with the employee’s status prior to the change in control or a material and adverse alteration in the nature of the employee’s duties, responsibilities or authority; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from its location prior to the change in control.
Milton Offer Letter
On January 4, 2016, Mr. Robert C. Milton III was appointed to the position of Executive Vice President, General Counsel and Secretary of the Company pursuant to an offer letter entered into on December 11, 2015. Mr. Milton’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $350,000 for the year ended December 31, 2016 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years.
On a termination of Mr. Milton’s employment by the Company solely in connection with a change of control of the Company, Mr. Milton will receive severance of two times the sum of his current base salary and targeted bonus. However, Mr. Milton’s severance is governed by the Executive Severance and Change in Control Plan so long as it is in effect (see “Executive Severance and Change in Control Plan” beginning on page 56).
Equity Awards
Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to restricted LTIP Units that are subject to vesting based solely on continued employment, all outstanding unvested LTIP Units held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s death. Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to options to purchase Common Shares, all outstanding options held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s retirement on or after attainment of age 65, death or disability and the options will continue to be exercisable following termination for up to one year in the event of a termination due to qualifying retirement, death or disability and up to 60 days in the event of any other termination, other than a termination for cause (but in no event beyond the expiration of the term of the option).
With respect to the performance-based LTIP Units that we granted to our NEOs under as part of the 2019 LTI Awards, 2020 LTI Awards, 2021 LTI Awards and 2022 LTI Awards, pursuant to the terms of the applicable award agreements, in the event of a change in control prior to the end of the applicable three-year measurement period, we will determine the award earned by the NEOs based on our performance through the date of the change in control measured against pro-rated hurdles. The LTIP Units earned will remain subject to vesting based on continued employment in the same manner as would have applied in the absence of a change in control (i.e., one-half of the LTIP Units that are earned will vest on the date the Compensation Committee determined the amount earned and the remainder will vest in equal installments on the fourth and fifth anniversaries of the beginning of the three-year measurement period), except that all of an NEO’s LTIP Units that are earned will vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control or if the LTIP Units that are earned do not remain outstanding following the change in control. In addition, any LTIP Units earned prior to a change in control will fully vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control.
In the event of a qualified termination of an NEO prior to the end of the three-year measurement period for the performance-based 2019 LTI Awards, the performance-based 2020 LTI Awards, the performance-based 2021 LTI Awards or the performance-based 2022 LTI Awards, the NEO will be entitled to retain his LTIP Units subject to the same performance-based vesting conditions as applied prior to such termination; provided that the number of LTIP Units earned will be prorated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the qualified termination. Any LTIP Units subsequently earned will be fully vested, but, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. In the event of a qualified termination of an NEO after the end of the three-year measurement period, any LTIP Units earned by such NEO will fully vest; provided that, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. The term qualified termination is defined in the award agreements for the performance-based 2019 LTI Awards, the performance-based 2020 LTI Awards, the performance-based 2021 LTI Awards and performance-based 2022 LTI Awards to mean the termination of employment with us as a result of the NEO’s death, disability or, after the first anniversary of the beginning of the three-year measurement period, a termination by us without cause or such NEO’s resignation for good reason.
In each case, the terms cause, good reason and change in control are specifically defined in the applicable award agreements.

The following table sets forth potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2022.
Name	Salary and Cash Bonus (Multiple)	Salary and Cash Bonus ($)	Health Benefits ($)	Vesting of Equity Awards ($)(1)	Total ($)
Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason
Mr. Olson	2x	6,184,933	148,257	3,899,154	10,232,344
Mr. Langer	1.5x	2,754,609	39,020	831,606	3,625,235
Mr. Milton	1.0x	840,000	39,020	314,461	1,193,481
Death
Mr. Olson	n/a	—	—	3,899,154	3,899,154
Mr. Langer	n/a	—	—	831,606	831,606
Mr. Milton	n/a	—	—	314,461	314,461
Change in Control without Termination(2)
Mr. Olson	n/a	—	—	523,028	523,028
Mr. Langer	n/a	—	—	121,463	121,463
Mr. Milton	n/a	—	—	59,735	59,735
Termination Following Change in Control(2)
Mr. Olson	3x	8,494,933	148,257	4,945,210	13,588,400
Mr. Langer	2.5x	3,962,109	78,039	1,074,532	5,114,680
Mr. Milton	1.5x	1,260,000	58,530	433,930	1,752,460
(1)
LTIP Units and Common Shares that would have vested are valued based on the closing price of the Common Shares on the last business day of 2022, December 30, 2022, which was of $14.09. The value of the options to purchase Common Shares is calculated as the difference between the closing price of the Common Shares on December 31, 2021 and the exercise price of the options. No amounts were included for the performance-based 2020 LTI Awards, the performance-based 2021 LTI Awards, or the performance-based 2022 LTI Awards under “Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason” or “Qualifying Death or Disability” as the earning of any such awards would remain subject to the achievement of the performance-based vesting hurdles through the end of the applicable three-year measurement period. Amounts under “Change in Control” for the performance-based 2020 LTI Awards, the performance-based 2021 LTI Awards or the performance-based 2022 LTI Awards reflect the amount that would vest upon the change in control (i.e., 50% of the amount earned based on achievement of the performance-based vesting conditions) and does not include the portion of the award that would remain subject to vesting based on continued employment.

(2)
In the event that any payments and benefits to be paid or provided to Messrs. Olson or Langer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such NEO’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such NEO.

Executive Severance and Change in Control Plan
On February 11, 2022, the Compensation Committee approved and adopted an Executive Severance and Change in Control Plan (the “Plan”) for the benefit of certain of the Company’s executive officers and other eligible employees that the Compensation Committee may designate from time to time (the “Participants”). Mr. Milton is a participant in the plan (Messrs. Olson and Langer have severance benefits governed by the terms of their existing agreements with the Company).
Under the Plan, in the event that a Participant’s employment is terminated by the Company for any reason other than for cause or death or disability, such Participant shall be entitled to (i) a lump sum payment equal to the product of (A) a severance multiple of either 1.0 (or such lesser multiple as may be agreed for non-executive officers), as specified in the letter agreement provided to each Participant upon qualification for the Plan, and (B) the sum of the Participant’s annual base salary and most recent target annual cash performance bonus, (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Participant remained employed for a number of years equal to the applicable severance multiple (at such cost to the Participant as would have applied in the absence of such termination), and (iii) full acceleration of time-base based equity awards held by the Participant and any accelerated vesting of equity awards with performance-based vesting to occur in accordance with the terms of the applicable award agreement. In addition, if such termination occurs within three months prior to, or within

12 months following, a Change in Control (as defined in the Plan), the relevant severance multiple will be 1.5 (or such lesser multiple as may be agreed for non-executive officers), as specified in the letter agreement provided to each Participant upon qualification for the Plan.
In the event that a Participant’s employment is terminated on account of his or her death or disability, such Participant (or the Participant’s estate or beneficiaries) shall be entitled to, among other things, full acceleration of time-based equity awards held by the Participant and any equity awards with performance-based vesting to remain outstanding and earned in accordance with the terms based on performance but without further vesting based on service. Additionally, in the event that a Participant’s employment is terminated on account of his or her disability, such Participant shall be entitled to receive any compensation and/or benefits as may be due or payable to such Participant in accordance with the terms and provisions of any employee benefit plans or programs of Urban Edge.
As a condition to participation in the Plan, each Participant must enter into a letter agreement with the Company in the form attached as an exhibit to the Plan, which, among other things, contains restrictive covenants in favor of the Company, including confidentiality, intellectual property, non-disparagement, non-competition and non-solicitation covenants. Participants must generally also execute, deliver and not revoke a general release of claims in favor of the Company in order to receive benefits.
The foregoing is a summary of the Plan and should be read in conjunction with the full text of the Plan, which is attached to the Company’s as Exhibit 10.13 to the Company’s annual report on Form 10-K.
Employee Retirement Plan
The Company does not maintain a retirement plan other than a 401(k) plan.
Deferred Compensation
The Company does not currently sponsor or operate any deferred compensation programs that are generally offered to all eligible employees or to any of the NEOs.
Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. Our principal executive officer is Mr. Olson, our chief executive officer.
We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of applicable SEC rules. For 2022, our last completed fiscal year:
•	the annual total compensation of the employee who represents our median compensated employee (other than our chief executive officer) based on W-2 gross pay was $103,510; and
•	the annual total compensation of Mr. Olson, as reported in the Summary Compensation Table included above, was $6,616,501.
As a result, the ratio of Mr. Olson’s compensation to that of our median compensated employee was 64:1. As of December 31, 2022, we had 115 employees.
Determining the Median Employee
We used our employee population data as of December 31, 2022 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 115 individuals, including 115 full-time employees.
To identify the median employee from our employee population, we selected base salary and bonus, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2022, as the most appropriate measure of compensation, which was consistently applied to all of our employees included in the calculation. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2022 and on leave of absence in 2022.

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our PEO and the other NEOs (as calculated in accordance with Item 402(v) of Regulation S-K) and certain financial performance measures. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis” on page 32.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for other NEOs(2)	Average Compensation Actually Paid to other NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in 000s)(4)	FFO as Adjusted / Share(5)
					Company TSR	Peer Group TSR(3)
2022	$6,616,501	$1,358,447	$2,255,103	$1,022,067	$83.11	$89.16	$47.3	$1.21
2021	6,830,104	8,556,102	2,010,966	3,110,209	107.66	98.78	107.8	1.09
2020	6,149,061	3,842,680	2,136,036	583,667	70.98	68.63	97.8	0.98
(1)
Mr. Olson was our principal executive officer for all years shown. The amounts reported represent the “compensation actually paid” to our PEO, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to our PEO in the applicable year. In accordance with Item 402(v) of Regulation S-K, below are the adjustments made to the amount reported for our PEO in the “Total” column of the Summary Compensation Table for each year to arrive at compensation actually paid to our principal executive officer during each year shown:

Adjustments to Determine Compensation “Actually Paid” for PEO	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	$(3,939,010)	$(3,699,999)	$(4,005,254)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	2,641,983	4,507,329	2,920,790
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(4,145,858)	423,532	(998,121)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	36,635	326,533	(451,835)
Increase based on Dividends or other Earnings Paid During Year prior to Vesting Date of Award	148,196	178,603	228,039
Total Adjustments	$(5,258,054)	$1,735,998	$(2,306,381)
(2)
Our other NEOs are Messrs. Langer, Weilminster, Eilberg and Milton, and for 2020 only included Mr. Briggs. The amounts reported represent the average “compensation actually paid” to the NEOs other than our PEO as a group, computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the average of the amounts reported in the “Total” column of the Summary Compensation Table for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in footnote 1:

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs (Average)	2022	2021	2020
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	$(903,503)	$(756,940)	$(1,042,067)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	228,632	923,437	491,467
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(313,879)	547,345	(407,979)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	(292,808)	334,083	(652,790)
Increase based on Dividends or other Earnings Paid During Year prior to Vesting Date of Award	49,061	51,318	59,000
Total Adjustments	$(1,232,496)	$1,099,244	$(1,552,369)

(3)	Peer group is the Dow Jones US Real Estate Strip Centers index.
(4)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(5)
The Company has identified FFO as Adjusted (per share) as the most important additional financial metric used to link pay and performance, for our company selected measure. While we consider numerous financial and non-financial performance measures for the purpose of evaluating and determining executive compensation, we consider FFO as Adjusted (per share), to be the most important performance measure used by to link compensation actually paid to the NEOs for fiscal year 2022 to Company performance. Our short-term incentive programs include FFO as Adjusted as the most heavily weighted metric (that impacts annual cash pay out to executive officers) based on our absolute level of FFO as Adjusted achieved for the year and, starting in 2022, one-third of the performance-based portion of 2022 long-term incentive plan pays out based on the three year growth rate of our FFO as Adjusted growth rate. FFO as Adjusted is a non-GAAP financial measure—please see “Non-GAAP Financial Measures” beginning on page 65 for a reconciliation to the most directly comparable GAAP measure. We consider FFO as Adjusted a meaningful and relevant measure in determining our operating performance.

Relationship to Compensation Actually Paid
The following charts show the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs as compared to our GAAP reported net income and our FFO as Adjusted (per share).

Compensation Actually Paid and FFO as Adjusted / Share
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$0.98
$1.09
$1.21
$3,843
$584
$8,566
$3,110
$1,358
$1,023
2020
2021
2022
*Compensation in $000s
PEO Pay

Compensation Actually Paid and Net Income ($mms)
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$97.8
$107.8
$47.3
$3,843
$584
$8,566
$3,110
$1,358
$1,023
2020
2021
2022
*Compensation in $000s
PEO Pay
NEO Pay
Net Income

Compensation Actually Paid and TSR Performance
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$70.98
$68.63
$107.66
$98.78
$89.16
$83.11
$3,843
$584
$8,566
$3,110
$1,358
$1,023
2020
2021
2022
*Compensation in $000s
PEO Pay
NEO Pay

Tabular List of Performance Measures
The following table includes financial performance measures that the Company determines are its most important financial measures for 2022 and how they were used in the executive compensation program:
Financial Performance Measures Used in our Short-Term Incentive Program	Financial Performance Measures Used in our Long-Term Incentive Program
FFO as Adjusted (per share)	Absolute TSR
Development/Redevelopment: Pipeline to Active (in $ millions)	TSR (relative to our peer group)
Occupancy	FFO as Adjusted (per share) growth percentage
Acquisitions (in $ millions)
Please see the Compensation Discussion and Analysis on pages 32-44 for more information on these measures and how they are taken into account in determining compensation for each of our NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of the Company, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Steven H. Grapstein (Chair)
Mary L. Baglivo
Norman K. Jenkins
Kevin P. O’Shea

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding advisory shareholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. At our 2022 annual meeting of shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur not later than the 2029 annual meeting of shareholders.
Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our named executive officers that is fixed and not subject to any time or performance-based vesting
We believe that a majority of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our named executive officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other named executive officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.
Prior to voting on this proposal, shareholders are encouraged to read the section entitled “Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement, which describes in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2022. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.
Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.
In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.
The following is a summary of related person transactions since January 1, 2022, other than compensation arrangements which are described under “Compensation Discussion and Analysis” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.
Lease of Office Space from Vornado
In connection with the spin-off the Company entered into individual leases pursuant to which the Company leases office space at (i) 210 Route 4 East, Paramus, New Jersey 07652, Vornado’s administrative headquarters; (ii) 888 Seventh Avenue, New York, New York 10019, Vornado’s executive headquarters; and (iii) 61-35 Junction Boulevard, Rego Park, New York 11374, Vornado’s Rego Center. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2022 were $918,824, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $527,209, 888 Seventh Avenue, New York, New York 10019 in the amount of $379,925 and 61-35 Junction Boulevard, Rego Park, New York 11374 in the amount of $11,690.
Property Management and Leasing Services
In connection with the spin-off, the Company and Vornado entered into management agreements under which the Company provided management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE: ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 6.9% of the common shares of beneficial interest of Vornado as of December 31, 2022. As of December 31, 2022, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and leasing fee income of $1.2 million for the year ended December 31, 2022. As of December 31, 2022, there were $0.28 million of fees due from Vornado included in tenant and other receivables in our consolidated balance sheets. Effective March 31, 2022, the Company and Vornado agreed to terminate these management agreements.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. Should any other matter properly come before the Annual Meeting, including a question of adjourning or postponing the Annual Meeting, named proxies will have discretionary authority to vote the shares represented in accordance with their best judgment.
NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts (“REITs”) or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•
FFO: The Company believes Funds from Operations (“FFO”) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
NOI: The Company uses Net Operating Income (“NOI”) internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.

•	Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which totals 66 properties for the years ended December 31, 2022 and 2021. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area (“GLA”) is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables that follow. NOI and same property NOI should not be considered substitutes for net income and may not be comparable to similarly titled measures employed by others.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables that follow.

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2022 and 2021. Net income is considered the most directly comparable GAAP measure.
	Year Ended December 31,
(Amounts in thousands)	2022	2021
Net income	$47,339	$107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,895)	(4,296)
Consolidated subsidiaries	726	(833)
Net income attributable to common shareholders	46,170	102,686
Adjustments:
Rental property depreciation and amortization	97,460	91,468
Gain on sale of real estate	(353)	(18,648)
Real estate impairment loss	—	468
Limited partnership interests in operating partnership	1,895	4,296
FFO Applicable to diluted common shareholders	145,172	180,270
FFO per diluted common share(1)	1.19	1.48
Adjustments to FFO:
Impact of lease terminations(2)	—	(44,540)
Reinstatement of receivables arising from the straight-lining of rents, net	(384)	(1,216)
Tax impact of Puerto Rico transactions(3)	—	(1,137)
Real estate tax settlements related to prior periods(4)	(1,232)	—
Transaction, severance and litigation expenses(5)	4,938	861
Tenant bankruptcy settlement income	(36)	(771)
FFO as Adjusted applicable to diluted common shareholders	$148,458	$133,467
FFO as Adjusted per diluted common share(1)	$1.21	$1.09

Weighted Average diluted common shares(1)	122,318	122,107
(1)
Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the years ended December 31, 2022 and December 31, 2021, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.

(2)
Amounts reflect accelerated amortization of $33.5 million and $44.5 million of below-market intangible liabilities, net of the portion attributable to noncontrolling interests, (classified within property rental revenues in the consolidated statements of income) for the year ended December 31, 2021.

(3)
Amount for the year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020.

(4)
The real estate tax settlement adjustments related to prior periods totaled $1.4 million. The $1.2 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.

(5)
Amounts for the year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.

Reconciliation of Net Income to NOI and Same-Property NOI
The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the years ended December 31, 2022 and 2021. Net income is considered the most directly comparable GAAP measure.
	Year Ended December 31,
(Amounts in thousands)	2022	2021
Net income	$47,339	$107,815
Other (income) expense	(125)	(561)
Depreciation and amortization	98,432	92,331
General and administrative expense	43,087	39,152
Real estate impairment loss	—	468
Gain on sale of real estate	(353)	(18,648)
Interest income	(1,107)	(360)
Interest and debt expense	58,979	57,938
Income tax (benefit) expense	2,903	1,139
Non-cash revenue and expenses	(8,257)	(55,463)
NOI	240,898	223,811
Adjustments:
Non-same property NOI and other(2)	(31,117)	(23,687)
Tenant bankruptcy settlement income and lease termination income	(822)	(1,313)
Sunrise Mall net operating (income) loss(5)	2,544	3,031
Real estate tax settlements related to prior periods(1)	(1,441)	—
Same-property NOI(3)	$210,062	$201,842
NOI related to properties being redeveloped	19,054	20,915
Same-property NOI including properties in redevelopment(4)	$229,116	$222,757
(1)
NOI for the quarter and year ended December 31, 2022 includes $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.

(2)	Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.
(3)	Excluding the collection of amounts previously deemed uncollectible, the increase would have been 6.1% compared to the fourth quarter of 2021 and 5.3% compared to the year ended December 31, 2021.
(4)	Excluding the collection of amounts previously deemed uncollectible, the increase would have been 7.1% compared to the fourth quarter of 2021 and 4.2% compared to the year ended December 31, 2021.
(5)
Net operating (income)/loss at Sunrise Mall for the fourth quarter and full-year 2022 includes real estate tax settlements of $1.3 million related to the current year. Excluding the impact of the current year real estate tax settlements, net operating loss for the year ended December 31, 2022 is $0.6 million and $3.9 million, respectively.

ADDITIONAL MATTERS

Financial Statements
A copy of our 2022 Annual Report on Form 10-K, including our financial statements for the year ended December 31, 2022, is being furnished to shareholders concurrently herewith.
Delivery of Proxy Materials to Households
Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery for proxy materials referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household, or where one shareholder has multiple accounts. If we household proxy materials, then only one copy of our annual report and proxy statement will be sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder residing at the same address. If you wish to receive a separate copy of the annual report and proxy statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Urban Edge Properties, Attention: Investor Relations, 888 Seventh Avenue, New York, New York 10019, (b) telephone at (212) 956-2556, or (c) e-mail at rmilton@uedge.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided that such broker, bank or other nominee has elected to household proxy materials.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, trustees and greater than 10% shareholders are required by the SEC’s regulations to furnish our Company with copies of all Section 16(a) forms they file. To our knowledge all Section 16(a) filing requirements applicable to our executive officers, board members and greater than 10% beneficial owners were satisfied on a timely basis, except that the Form 4 filed on January 6, 2022 related to shares automatically delivered to Kevin P. O’Shea, a trustee, under a deferred stock unit election was inadvertently filed by the Company on the third business day following the related transaction rather than the second business day thereafter due to a clerical error.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2024 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than November 22, 2023 in order to be considered for inclusion in our proxy statement relating to the 2024 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). Shareholder proposals received after November 22, 2023 will be considered untimely under our Bylaws. While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2024 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than October 23, 2023 and no later than 5:00 p.m., Eastern Time, on November 22, 2023, except that, if the 2024 annual meeting of our shareholders is originally scheduled for a date that is before April 3, 2024 or after June 2, 2024, notice must be delivered no earlier than the 150th day prior to the date of the 2024 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2024 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such notice or proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, and must set forth information required by our Bylaws. In addition to the foregoing, shareholders that intend to solicit proxies for the Company’s 2024 annual meeting of shareholders in support of trustee nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Proxy Access
The proxy access provision of our Bylaws permits a shareholder (or a group of no more than 20 shareholders) owning at least 3% of the aggregate of issued and outstanding Common Shares continuously for at least the prior three years to nominate and include in our proxy materials trustee nominees constituting the greater of (i) two or (ii) 20% of the number of trustees in office as of the last day on which a notice requesting the inclusion of trustee nominees in our proxy materials may be timely delivered pursuant to our Bylaws, provided the nominating shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. In order for an eligible shareholder or group of shareholders to nominate a trustee nominee for election at the 2024 annual shareholders meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received in writing by the Secretary at our principal executive office not earlier than October 23, 2023 and no later than 5:00 p.m., Eastern Time, on November 22, 2023, except that, if the 2024 annual meeting of our shareholders is originally scheduled for a date that is before April 3, 2024 or after June 2, 2024, notice must be delivered no earlier than the 150th day prior to the date of the 2024 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2024 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is first made. In addition, our Bylaws require the eligible shareholder or group of shareholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Bylaws.

FORWARD LOOKING STATEMENTS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the ongoing COVID-19 pandemic and related COVID-19 variants; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors, including the discontinuation of USD LIBOR, which is currently anticipated to occur in 2023; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022. A reader should also review carefully our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this proxy statement. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement.
By Order of the Board of Trustees,

ROBERT C. MILTON III
Executive Vice President, General Counsel and Secretary
March 21, 2023

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UE2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D95459-P85700 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

URBAN EDGE PROPERTIES

The Board of Trustees recommends you vote FOR all of the following nominees:

Nominees:	For	Against	Abstain
1a. Jeffrey S. Olson	☐	☐	☐
1b. Mary L. Baglivo	☐	☐	☐
1c. Steven H. Grapstein	☐	☐	☐
1d. Steven J. Guttman	☐	☐	☐
1e. Norman K. Jenkins	☐	☐	☐
1f. Kevin P. O'Shea	☐	☐	☐
1g. Catherine D. Rice	☐	☐	☐
1h. Katherine M. Sandstrom	☐	☐	☐
1i. Douglas W. Sesler	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. The approval, on a non-binding advisory basis, of a resolution approving the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 3, 2023:
The Notice and Proxy Statement and 2022 Annual Report, including Form 10-K are available at www.proxyvote.com.

D95460-P85700

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 3, 2023 9:00 AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton III, and Genevieve Kelly, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest of Urban Edge Properties (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern Time on May 3, 2023, virtually at www.virtualshareholdermeeting.com/UE2023, and at any adjournment or postponement thereof. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual report to Shareholders, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL TRUSTEE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business, including a motion to adjourn or postpone the Annual Meeting to another time and/or place, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side